EXHIBIT 10.11

CONFIDENTIAL	EXECUTION VERSION

SALE AND PURCHASE AGREEMENT
(As conformed through the Amendment to
Sale and Purchase Agreement between
Boston Scientific Corporation and Stryker Corporation
dated as of January 3, 2011)

Between
BOSTON SCIENTIFIC CORPORATION
and
STRYKER CORPORATION
Dated as of October 28, 2010

i

EXHIBITS

1.01(a)(i)	Form of Assignment of Lease (Fremont Building #4 Facility)
1.01(a)(ii)	Form of Assignment of Lease (West Valley Facility)
1.01(b)	Form of Assumption Agreement
1.01(c)	Form of Bill of Sale
1.01(d)	Form of Cork Lease Agreement
1.01(e)	Form of IP Assignment
1.01(f)	Form of OUS Transfer Agreement
1.01(g)	Form of Purchaser IP License Agreement
1.01(h)	Form of Independent Sales Agent Agreement (Japan)
1.01(i)	Form of Seller IP License Agreement
1.01(j)	Form of Separation Agreement
1.01(k)	Form of Supply Agreement
1.01(l)	Form of Technology Transfer Agreement
1.01(m)	Form of Transition Services Agreement
1.01(n)	Form of Distribution Agreement
1.01(o)	Form of Escrow Agreement
2.08(c)	Forms of OUS Transfer Agreements for Deferred Closing Countries
SCHEDULES (IN ADDITION TO THE DISCLOSURE SCHEDULE)

1.01(a)	Knowledge of BSC
1.01(b)	Contract Manufacturing Sites
1.01(c)	Sellers
2.08(a)	Deferred Closing Countries
5.05(a)	Consents
5.12(b)	Inventory

5.24(a)	Schedules and Exhibits to Certain Ancillary Agreements
7.02(e)	Required Consents
10.06	Purchaser Affiliate Assignments

v

          SALE AND PURCHASE AGREEMENT, dated as of October 28, 2010, between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“BSC”), and STRYKER CORPORATION, a Michigan corporation (the “Purchaser”).
          WHEREAS, BSC is directly, and indirectly through the Sellers (as hereinafter defined), engaged in the Business (as hereinafter defined);
          WHEREAS, BSC desires to sell, and to cause the Sellers to sell, the Business to the Purchaser, and the Purchaser desires to purchase the Business from BSC and the Sellers; and
          WHEREAS, in connection with the sale of the Business, BSC wishes to sell, and to cause the Sellers to sell and assign, to the Purchaser, and the Purchaser wishes to purchase and assume from BSC and the Sellers, the Purchased Assets and Assumed Liabilities (each as hereinafter defined), upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, BSC and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01  Certain Defined Terms. For purposes of this Agreement:
          “Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed.
          “Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered, together with any unpaid financing charges accrued thereon.
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Agreement” or “this Agreement” means this Sale and Purchase Agreement between the parties hereto (including the Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.07, as conformed through the Amendment to Sale and Purchase Agreement dated as of January 3, 2011 between the parties hereto.

          “Ancillary Agreements” means the Assignments of Lease, the Assumption Agreements, the Bills of Sale, the Cafeteria Agreement, the Cork Lease Agreement, the Distribution Agreement, the IP Assignment, the OUS Transfer Agreements, the Purchaser IP License Agreement, the Sales Agent Agreement, the Seller IP License Agreement, the Separation Agreement, the Supply Agreement, the Technology Transfer Agreement and the Transition Services Agreement.
          “Assignments of Lease” means the Assignments of Lease to be executed by BSC and the Sellers at the Closing with respect to the Fremont Building #4 Facility and the West Valley Facility, substantially in the forms attached hereto as Exhibit 1.01(a)(i) and Exhibit 1.01(a)(ii), respectively.
          “Assumption Agreements” means the Assumption Agreements to be executed by the Purchaser and one or more of BSC and the Sellers at the Closing, substantially in the form attached hereto as Exhibit 1.01(b).
          “Bills of Sale” means the Bills of Sale and Assignment to be executed by one or more of BSC and the Sellers at the Closing, substantially in the form attached hereto as Exhibit 1.01(c).
          “BSC Compensation Tax Items” means items of loss, deduction or credits in respect of the grant, exercise, vesting or disposition by a Transferred Employee of an option to acquire BSC capital stock.
          “BSC’s Knowledge” or “Knowledge of BSC” or similar terms used in this Agreement mean the actual (but not constructive or imputed) knowledge of the Persons listed on Schedule 1.01(a), after reasonable inquiry of the current employees of BSC and its Affiliates having primary responsibility for the subject matter of the inquiry.
          “Business” means the business of researching, developing, manufacturing, marketing, distributing and selling diagnostic and therapeutic products for use in intra-cranial endovascular surgeries to treat vascular diseases of the brain; provided that the Business does not include such activities with respect to devices for treatment of diseases of the carotid artery, including within the internal or external carotid artery.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.
          “Business Intellectual Property” means the Transferred Intellectual Property and the Licensed Intellectual Property.
          “Cafeteria Agreement” means the agreement to be executed by the Purchaser and BSC relating to access and use of the cafeteria located in the Fremont Building #4 Facility.
          “Cleanup” means all actions required to: (i) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.
          “Closing Transfer Employee” means an employee of BSC or the Sellers who is (i) listed and identified (either by name or, to the extent disclosure by name is prohibited by applicable Law, by description of function) as a Closing Transfer Employee in Section 6.01 of the Disclosure Schedule, and (ii) any other employees employed by BSC or the Seller between the date hereof and the Closing Date, and identified as a Closing Transfer Employee by mutual agreement of BSC and the Purchaser (in each case, if such employee is still employed by BSC or the Sellers on the Closing Date).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Contract” means any binding contract, agreement, instrument, license, sublicense, lease, sublease, commitment, sales and purchase order, bid and offer.
          “Contract Manufacturing Sites” means the Real Property identified on Schedule 1.01(b), at which BSC currently manufactures certain Products and Product components or performs certain services with respect to the manufacturing of certain Products.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
          “Conveyance Taxes” means any sales, use, transfer, conveyance, ad valorem, stamp, stamp duty, recording, real property transfer or gains Taxes or other similar Taxes imposed by any Governmental Authority upon the sale, transfer or assignment of real, personal, tangible or intangible property or any interest therein, or upon the recording of any such sale, transfer or assignment, together with any interest, additions or penalties in respect thereof; but, for the avoidance of doubt, shall exclude VAT, any Taxes that are imposed on BSC’s or any Seller’s income or gain, and any Taxes that are Recoverable Taxes.
          “Cork Facility” means BSC’s manufacturing facilities located at Business and Technology Park, Model Farm Road, Cork, Ireland.
          “Cork Lease Agreement” means the Lease Agreement to be executed by Boston Scientific Cork Limited and the Purchaser or a Purchaser Affiliate at the Closing, substantially in the form attached hereto as Exhibit 1.01(d) pursuant to which Boston Scientific Cork Limited shall lease the Cork Purchaser Leased Facility to the Purchaser or such Purchaser Affiliate effective as of the Cork Manufacturing Transfer Date.
          “Cork Manufacturing Transfer Date” has the meaning given to such term in the Separation Agreement.

          “Cork Purchaser Leased Facility” means that portion of the Cork Facility to be leased to the Purchaser pursuant to the Cork Lease Agreement.
          “Cork Transfer Employee” means an employee of BSC or the Sellers who (i) is, with respect to salaried employees of the Business, set forth (either by name or, to the extent disclosure by name is prohibited by applicable Law, by description of function) in Section 6.01 of the Disclosure Schedule under the heading Cork Transfer Employees, (ii) will be, with respect to hourly employees of BSC or the Sellers, set forth by name in an update to Section 6.01 of the Disclosure Schedule, which shall be provided to the Purchaser as soon as practicable following the signing of this Agreement (and in no event later than fifteen (15) Business Days following the signing of this Agreement) and shall include all hourly labor employees of BSC or the Sellers located in the Cork Facility who are primarily engaged in the Business on the date of this Agreement (approximately 425 employees) and (iii) any other employee who is employed by BSC or the Seller in accordance with the terms of the Separation Agreement between the Closing Date and the Cork Manufacturing Transfer Date and identified as a Cork Transfer Employee to the Purchaser (in each case, if such employee is still employed by BSC or the Sellers on the Cork Manufacturing Transfer Date).
          “Corresponding Transfer Date Employees” means, with respect to the Closing Date, the Cork Manufacturing Transfer Date, the Fremont Manufacturing Transfer Date, the West Valley Manufacturing Transfer Date, a Deferred Closing Date and a Delayed Transfer Date, respectively, the Closing Transfer Employees, the Cork Transfer Employees, the Fremont Transfer Employees, the West Valley Transfer Employees, the Deferred Closing Transfer Employees located in the applicable Deferred Closing Country and the Delayed Transfer Employees.
          “Deferred Closing Transfer Employee” means, for each Deferred Closing Country, (i) an employee of BSC or the Sellers who is set forth (either by name or, to the extent disclosure by name is prohibited by applicable Law, by description of function) in Section 6.01 of the Disclosure Schedule under the heading Deferred Closing Transfer Employees and (ii) any other employee who is employed by BSC or the Sellers between the Closing Date and the applicable Deferred Closing Date, identified as a Deferred Closing Transfer Employee to the Purchaser and agreed to be included as a Deferred Closing Transfer Employee by the Purchaser (in each case, if such employee is still employed by BSC or the Sellers on the Deferred Closing Date).
          “Delayed Transfer Date” means a date agreed upon by BSC and the Purchaser on which the Purchaser shall offer employment to a Delayed Transfer Employee or the date on which such employment shall transfer automatically by operation of Law.
          “Delayed Transfer Employee” means (i) an employee of BSC or the Sellers who is set forth (either by name or, to the extent disclosure by name is prohibited by applicable Law, by description of function) in Section 6.01 of the Disclosure Schedule under the heading Delayed Transfer Employees and (ii) any other employee who is employed by BSC or the Sellers between the Closing Date and the final Employee Transfer Date, identified as a Delayed Transfer Employee to the Purchaser and agreed to be included as a Delayed Transfer Employee by the Purchaser (in each case, if such employee is still employed by BSC or the Sellers prior to the final Employee Transfer Date).

          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by BSC to the Purchaser in connection with this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedule or in this Agreement, the information and disclosures contained in any section of the Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedule as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure.
          “Distribution Agreement” means the Distribution Agreement to be executed among one or more of BSC and its Affiliates and one or more of the Purchaser and its Affiliates at the Closing, substantially in the form attached hereto as Exhibit 1.01(n).
          “Employee Transfer Date” means, as applicable, (i) the Closing Date, in respect of the Closing Transfer Employees, (ii) the Cork Manufacturing Transfer Date, in respect of the Cork Transfer Employees, (iii) the Fremont Manufacturing Transfer Date, in respect of the Fremont Transfer Employees, (iv) the West Valley Manufacturing Transfer Date, in respect of the West Valley Transfer Employees, (v) the applicable Deferred Closing Date, in respect of the Deferred Closing Transfer Employees located in a Deferred Closing Country or (vi) the Delayed Transfer Date, in respect of each Delayed Transfer Employee.
          “Encumbrance” means any security interest, charge, pledge, hypothecation, mortgage, lien, encumbrance, option, restrictive covenant or imperfection of title, other than any license of, option to license, or covenant not to assert claims or infringement, misappropriation or other violation with respect to, Intellectual Property.
          “Environmental Claim” means any Action alleging Liability arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by BSC or any Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          “Environmental Law” means any Law relating to (a) pollution or protection of the environment, including natural resources, (b) human exposure to Hazardous Materials, (c) the manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport or handling of Hazardous Materials and (d) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
          “Environmental Liability” means any claim, demand, order, suit, obligation, Liability, cost (including the cost of any investigation, testing, compliance or remedial action), consequential damages, loss or expense (including reasonable and incurred attorney’s and consultant’s fees and expenses) arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter, violation or condition, including natural resources, and to the extent related in any way to or arising out of, directly or indirectly, the operation of the Business or the ownership, control or use of the Purchased Assets.
          “Environmental Permits” means any permit, approval, registration, identification number or license required under or issued pursuant to any applicable Environmental Law.

          “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
          “ERISA Affiliate” means any entity that, together with BSC, would be deemed a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
          “Escrow Agent” means Wells Fargo Bank, National Association.
          “Escrow Agreement” means the Escrow Agreement to be executed among BSC, the Purchaser and the Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit 1.01(o); provided that if the Escrow Agent does not execute the Escrow Agreement on the Closing Date, BSC and the Purchaser agree to obtain the Escrow Agent’s signature promptly (and in no event later than three (3) Business Days) following the Closing Date.
          “Excluded Taxes” means all Liabilities for (i) Taxes imposed with respect to or relating to any Purchased Asset or the Business for any Pre-Closing Period, (ii) Taxes imposed with respect to or relating to any Purchased Asset or the Business with respect to any Straddle Period that are allocated to the portion of the Straddle Period ending on the Closing Date pursuant to Section 5.17, (iii) Taxes for which BSC or any Seller or predecessor to BSC or any Seller is or may be liable for any taxable period that are not imposed with respect to or relating to the Purchased Assets or the Business, (iv) any Taxes related to or determined by reference to the Tax liability of BSC or any Seller for which the Purchaser or any of its Affiliates may become liable as a result of the failure of any party to comply with any bulk sale, bulk transfer or similar Laws and (v) Taxes imposed on the Purchaser or any of the Purchaser Affiliates, as applicable, resulting from the amount of Taxes withheld from the Initial Purchase Price and the Milestone Payments being less than the amount required to be so withheld under applicable Law. For the avoidance of doubt, “Excluded Taxes” shall include all income, franchise and similar Taxes of BSC or any Seller arising as a result of the sale of the Purchased Assets pursuant to this Agreement (but shall not include any Conveyance Taxes).
          “Facility Transfer Date” means, as applicable, (i) the Cork Manufacturing Transfer Date, in respect of the Cork Purchaser Leased Facility, (ii) the Fremont Manufacturing Transfer Date, in respect of the Fremont Building #4 Facility or (iii) the West Valley Manufacturing Transfer Date, in respect of the West Valley Facility.
          “FDA Laws” means all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by the FDA or any comparable Governmental Authority.
          “Federal Health Care Program” has the meaning specified in Section 1128B(f) of the SSA and includes the Medicare, Medicaid and TRICARE programs.
          “Federal Privacy and Security Regulations” means the regulations contained in 45 C.F.R. Parts 160 and 164.
          “Former Employee” means an employee of BSC or any of its Affiliates with respect to the Business who has terminated employment for any reason (including retirement and long-term disability) prior to the applicable Employee Transfer Date.

          “Fremont Building #4 Facility” means Building #4 at BSC’s Fremont manufacturing facilities located at 47900 Bayside Parkway, Fremont, CA 94538, which is subject to the Industrial Space Lease, dated January 1, 2007, between JER BTP II, LLC and BSC.
          “Fremont Manufacturing Transfer Date” has the meaning given such term in the Separation Agreement.
          “Fremont Transfer Employee” means an employee of BSC or the Sellers who (i) is, with respect to salaried employees of the Business, set forth (either by name or, to the extent disclosure by name is prohibited by applicable Law, by description of function) in Section 6.01 of the Disclosure Schedule under the heading Fremont Transfer Employees, (ii) will be, with respect to hourly employees of BSC or the Sellers, set forth by name in an update to Section 6.01 of the Disclosure Schedule, which shall be provided to the Purchaser as soon as practicable following the signing of this Agreement (and in no event later than fifteen (15) Business Days following the signing of this Agreement) and shall include all hourly employees who are either primarily engaged in the Business or have the requisite degree of expertise and experience to be useful to the Business (approximately 25 employees) and (iii) is any other employee who is employed by BSC or the Seller in accordance with the terms of the Separation Agreement between the Closing Date and the Fremont Manufacturing Transfer Date and identified as a Fremont Transferred Employee to the Purchaser (in each case, if such employee is still employed by BSC or the Sellers on the Fremont Manufacturing Transfer Date).
          “Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.
          “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any petroleum or petroleum products, by-products or derivatives, radon, toxic mold, radioactive materials, and asbestos or asbestos-containing materials.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
          “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
          “Indemnifying Party” means BSC pursuant to Section 8.02 and the Purchaser pursuant to Section 8.03, as the case may be.
          “Intellectual Property” means any and all of the following throughout the world: (a) utility patents, design patents, industrial designs, and foreign equivalents, (b) trademarks, service marks, trade names, trade dress and Internet domain names, together with the goodwill associated exclusively therewith, (c) copyrights and all rights related thereto, including copyrights in computer software, (d) registrations and applications for registration of any of the foregoing in (a)-(c), and (e) trade secrets and other confidential and proprietary information.
          “InZone™ Detachment System” means the InZone™ Detachment System described in the 510(k) submission therefor, a copy of which was provided to the Purchaser prior to the date hereof.
          “IP Assignment” means the IP Assignment to be executed among one or more of BSC or the Sellers and the Purchaser at the Closing, substantially in the form attached hereto as Exhibit 1.01(e).
          “IRS” means the Internal Revenue Service of the United States and any successor agency.
          “Law” means any federal, national, supranational, state, provincial, foreign, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “Leased Real Property” means the real property leased by BSC, as tenant, consisting of the Fremont Building #4 Facility and the West Valley Facility, including all buildings and other structures, facilities or improvements currently or hereafter located thereon and together with, all fixtures, systems, equipment and items of personal property of BSC or any Seller which are attached to, or located at such real property or appurtenant thereto, and all easements, licenses, rights and appurtenances relating to the foregoing.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, commitment or undertaking.
          “Licensed Intellectual Property” means all Intellectual Property that BSC or a Seller is licensed to use pursuant to the Transferred IP Agreements.
          “Material Adverse Effect” means any circumstance, change, effect, development or condition that, individually or considered together with all other circumstances, changes, effects, developments and conditions, (a) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets or condition (financial or otherwise) of the Business, taken as a whole or (b) materially and adversely affects or materially delays, or would be reasonably expected to materially and adversely affect or delay, the ability of BSC and its Affiliates to carry out their respective material obligations under, and to consummate the transactions contemplated by, this Agreement, the Separation Agreement, the Supply Agreement, the Technology Transfer Agreement, the Seller IP License Agreement, or the Transition Services Agreement; provided that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Business operates (including legal and regulatory changes), (ii) general economic or political conditions (or changes therein) or events, circumstances, changes or effects affecting the securities markets generally, (iii) changes arising from the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby, (iv) any circumstance, change or effect that results from any action taken pursuant to or in accordance with Section 5.01 or at the written request of the Purchaser, (v) changes caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, including any worsening thereof, (vi) natural disasters occurring in any country or region in the world and (vii) the failure by the Business to meet any estimates, expectations, projections or budgets (provided that, to the extent not the subject of any of the foregoing clauses (i) through (vi) above, the underlying cause of such failure may be taken into account to determine whether a Material Adverse Effect has occurred), except in the cases of (i), (ii), (v) and (vi) to the extent such circumstance, change, effect, development or condition has a materially disproportionate effect on the Business, taken as a whole, compared with other Persons operating in the industries in which the Business operates.
          “OUS Transfer Agreements” means the business transfer agreements to be executed by the Purchaser or the applicable Purchaser Affiliates, on the one hand, and BSC or the applicable Sellers, on the other hand, at the Closing, in substantially the form attached hereto as Exhibit 1.01(f) and subject to Section 5.24(b).
          “Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings diligently pursued, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of BSC or any of the Sellers, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings diligently pursued, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not, individually or in the aggregate, materially interfere with the occupancy or current use of any of the Purchased Assets or materially reduce the value of any of the Purchased Assets, (d) all covenants, conditions, restrictions, easements, non-monetary charges, rights-of-way, other non-monetary Encumbrances and other similar matters of record set forth in any state, local or municipal franchise under which the Business is conducted which do not, individually or in the aggregate, materially interfere with the occupancy or current use of any of the Purchased Assets or materially reduce the value of any of the Purchased Assets and (e) matters which would be disclosed by an accurate survey or inspection of the Real Property included in the Purchased Assets which do not, individually or in the aggregate, materially impair the occupancy or current use of such Real Property which they encumber or materially reduce the value of any of the Purchased Assets.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          “Pre-Closing Period” means any taxable period ending on or prior to the Closing Date, provided that (i) in the case of any Purchased Asset that relates to any of the Transferred Sites that is subject to a deferred transfer under the terms of this Agreement, and is actually transferred on a Facility Transfer Date that occurs after the Closing Date, the term “Pre-Closing Period” means any taxable period ending on or prior to the relevant Facility Transfer Date with respect to such Purchased Asset; (ii) in the case of any Deferred Asset or Deferred Liability, the term “Pre-Closing Period” means any taxable period ending on or prior to the relevant Deferred Closing Date with respect to such Deferred Asset or Deferred Liability and (iii) in the case of any Corresponding Transfer Date Employees (other than a Closing Transfer Employee), the term “Pre-Closing Period” means any taxable period ending on or prior to the relevant Employee Transfer Date with respect to such Corresponding Transfer Date Employee.
          “Product” means each product that is or was manufactured, marketed, distributed or sold by BSC or any Seller in connection with the Business and any product that is currently being developed by BSC or any Seller in connection with the Business, including the products identified on Schedules A through C of the Technology Transfer Agreement.
          “Product Liabilities” means, with respect to any Product, all Liabilities resulting from actual or alleged personal injury, including death and damage to property, irrespective of the legal theory asserted.
          “Purchase Price Bank Account” means a bank account in the United States to be designated by BSC in a written notice to the Purchaser at least five Business Days before the Closing.
          “Purchaser IP License Agreement” means the Purchaser IP License Agreement to be executed among one or more of BSC or its Affiliates and the Purchaser at the Closing, substantially in the form attached hereto as Exhibit 1.01(g).
          “Real Property” means all land and all buildings, any ground lease or leasehold interests therein and any improvements and fixtures erected thereon and all appurtenances related thereto.
          “Recoverable Taxes” means Taxes that would otherwise be considered Conveyance Taxes, but for the fact that the amount paid is refundable or creditable by the applicable Governmental Authority to the Purchaser, BSC or any Seller regardless of whether such refund or credit is applied for by the party that is entitled to receive it. The term “Recoverable Taxes” shall also include any VAT to the extent that it is refundable or creditable by the applicable Governmental Authority to the Purchaser, BSC or any Seller regardless of whether such refund or credit is applied for by the party that is entitled to receive it.
          “Registrations” means authorizations, approvals, clearances, licenses, permits, certificates or exemptions issued by any Governmental Authority (including 510(k) clearances, pre-market approval applications, pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) held by BSC or any Seller relating to the Business, that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the Products.
          “Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.
          “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or within any building, structure, facility or fixture, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
          “Restricted Areas” means the researching, developing, manufacturing, marketing, distributing and selling of diagnostic, preventative, monitoring or therapeutic products for the following anatomy or disease states, in each case, excluding the Business:
(a)    all coronary functions and diseases, including heart failure and hypertension;
(b)    all arterial and venous systems;
(c)    all pulmonary function;
(d)    all gastrointestinal function and endoluminal access, including stomach, liver, pancreas and colon;
(e)    all diabetes and obesity solutions, excluding insulin pumps;
(f)    all urinary tract, including kidneys, bladder and prostate;
(g)    all women’s health function, including pelvic floor and reproductive systems; and
(h)    all neuromodulation solutions, including deep brain stimulation.
          “Sales Agent Agreement” means the Independent Sales Agent Agreement to be executed between Boston Scientific Japan K.K. and the Purchaser or one of its Affiliates at the Closing with respect to sales of BSC products in Japan, substantially in the form attached hereto as Exhibit 1.01(h).
          “Seller IP License Agreement” means the Seller IP License Agreement to be executed among one or more of BSC or its Affiliates and the Purchaser at the Closing, substantially in the form attached hereto as Exhibit 1.01(i).
          “Sellers” means all Affiliates of BSC engaged in the Business, including the Persons set forth on Schedule 1.01(c).

          “Separation Agreement” means the Separation Agreement substantially in the form attached hereto as Exhibit 1.01(j).
          “Straddle Period” means any taxable period beginning on or prior to the Closing Date and ending after the Closing Date, provided that (i) in the case of any Purchased Asset that relates to any of the Transferred Sites that is subject to a deferred transfer under the terms of this Agreement, and is actually transferred on a Facility Transfer Date that occurs after the Closing Date, the term “Straddle Period” means any taxable period beginning on or prior to the relevant Facility Transfer Date and ending after the relevant Facility Transfer Date with respect to such Purchased Asset; (ii) in the case of any Deferred Asset or Deferred Liability, the term “Straddle Period” means any taxable period beginning on or prior to the relevant Deferred Closing Date and ending after the relevant Deferred Closing Date with respect to such Deferred Asset or Deferred Liability and (iii) in the case of any Corresponding Transfer Date Employees (other than a Closing Transfer Employee), the term “Straddle Period” means any taxable period beginning on or prior to the relevant Employee Transfer Date and ending after the relevant Employee Transfer Date with respect to such Corresponding Transfer Date Employee.
          “Supply Agreement” means the Supply Agreement substantially in the form attached hereto as Exhibit 1.01(k).
          “Target™ Detachable Coils” means the Target™ Detachable Coils described in the 510(k) submission therefor, a copy of which was provided to the Purchaser prior to the date hereof.
          “Tax” or “Taxes” means (i) all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, asset, property, severance, documentary, stamp, estimated, payroll, license, premium, windfall profits, environmental, unemployment, registration, alternative or add-on minimum, any amount owed in respect of any Law relating to unclaimed property or escheat, excise and any other taxes, duties and similar charges or assessments in the nature of a tax imposed by or on behalf of any Governmental Authority and any interest, fines, penalties or additions relating to any such tax, duty or similar charge or assessment in the nature of a tax and (ii) any liability for or in respect of any amounts described in clause (i) as a transferee or successor, by contract, or as a result of having filed any Tax Return on a combined, consolidated, unitary, affiliated or similar basis with any other Person.
          “Tax Returns” means any and all returns, reports, forms and any other document (including elections, declarations, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.
          “Technology Transfer Agreement” means the Technology Transfer Agreement substantially in the form attached hereto as Exhibit 1.01(l).
          “Transfer Laws” means those provisions of applicable local Laws providing for the automatic transfer of employment of employees on the sale of a business including local Laws implementing EC Directive 2001/23/EC (the Acquired Rights Directive).

          “Transferred Sites” means the Fremont Building #4 Facility, the West Valley Facility and the Cork Purchaser Leased Facility.
          “Transition Services Agreement” means the Transition Services Agreement substantially in the form attached hereto as Exhibit 1.01(m).
          “U.S. GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
          “U.S. Plan” means each Plan established or maintained in the United States of America for the benefit of Corresponding Transfer Date Employees of BSC or the Sellers residing inside the United States of America.
          “VAT” means any value added tax imposed on the supply of goods and services under European Union Directive 2006/112/EC (or under any rules, regulation, orders or instruments authorized by that Directive) and any similar value added tax pursuant to the laws of any jurisdiction which is not a member of the European Union (including Canadian GST and Quebec Sales Tax), and includes any interest or penalties in respect thereof.
          “West Valley Facility” means the manufacturing facility located at 2405 West Orton Circle, West Valley City, UT 84119, which is subject to the Lease, dated November 3, 2000, between H. W. Breinholt and BSC, as amended by the Extension of Lease, dated October 16, 2005, and as amended by Extension of Lease, dated October 15, 2010.
          “West Valley Manufacturing Transfer Date” has the meaning given such term in the Separation Agreement.
          “West Valley Transfer Employee” means an employee of BSC or the Sellers who is (i) set forth (either by name or, to the extent disclosure by name is prohibited by applicable Law, by description of function) in Section 6.01 of the Disclosure Schedule under the heading West Valley Transfer Employees and (ii) any other employee who is employed by BSC or the Seller in accordance with the terms of the Separation Agreement between the Closing Date and the West Valley Manufacturing Transfer Date and identified as a West Valley Transfer Employee to the Purchaser (in each case, if such employee is still employed by BSC or the Sellers on the West Valley Manufacturing Transfer Date).
Section 1.02 Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“2010 Bonus Pool”	6.02(b)(ii)
“Acquired Business”	5.11(b)
“Aggregate Deferred Amount”	2.07(b)
“Allocation Date”	2.03(b)
“Allocation Statement”	2.03(b)
“Allowed Requested Set-Off Payment”	8.08(g)
“Antitrust Laws”	5.04(a)

Definition	Location
“Assumed Liabilities”	2.02(a)
“Assumed Portion”	8.05(c)
“Audited Special Purpose Financial Statements”	5.09
“BSC”	Preamble
“BSC’s 401(k) Plan”	6.06(a)
“BSC Other Businesses”	2.02(b)(iv)
“Business Associate Agreement”	3.18(e)
“Closing”	2.05
“Closing Date”	2.05
“COBRA”	6.05
“Confidentiality Agreement”	5.03(a)
“Covers”	5.26(a)
“Defense Strategy”	8.05(c)
“Deferred Assets”	2.08(a)
“Deferred Closing”	2.08(b)
“Deferred Closing Countries”	2.08(a)
“Deferred Closing Country Amount”	2.07(b)
“Deferred Closing Date”	2.08(b)
“Deferred Liabilities”	2.08(a)
“Disallowed Requested Set-Off Payment”	8.08(f)
“Excess Cost”	Schedule 5.05
“End Date”	9.01(a)
“Escrow Account”	8.08(h)
“Excluded Assets”	2.01(b)
“Excluded Liabilities”	2.02(b)
“Existing Stock”	5.06(b)
“FDA”	3.17(a)
“Federal Health Care Program Laws”	3.18(c)
“Foreign Benefit Plan”	3.14(k)
“Incentive Compensation Continuation Period”	6.02(b)(i)
“Incentive Plans”	6.02(b)(i)
“Initial Purchase Price”	2.03(a)
“Loss”	8.02
“Material Contracts”	3.16(a)
“Milestone Payment”	2.04
“Milestone Payment Date”	8.08(c)
“Mixed Action”	8.05(c)
“Mixed Contract”	5.23
“Plans”	3.14(a)
“Permits”	3.08
“PIP”	6.02(b)(ii)
“Purchase Price”	2.03(a)
“Purchased Assets”	2.01(a)
“Purchaser”	Preamble
“Purchaser Affiliate”	10.06

Definition	Location
“Purchaser Indemnified Party”	8.02
“Purchaser’s 401(k) Plan”	6.06(b)
“Purchaser’s Employment Contingencies”	6.01(a)
“Recipient”	5.16
“Request Notice”	8.08(c)
“Requested Set-Off Payment”	8.08(c)
“Retained Names and Marks”	5.06(a)
“Seller Indemnified Party”	8.03
“Set-Off Claim”	8.08(b)
“Set-Off Dispute Notice”	8.08(d)
“Severance Plan Continuation Period”	6.02(c)
“Specified Representations and Warranties”	8.01
“Supplier”	5.16
“Tangible Personal Property”	2.01(a)(iv)
“Third Party Claim”	8.05(b)
“Third Party Firm”	2.03(b)
“Transferred Contracts”	2.01(a)(x)
“Transferred Employee”	6.01(a)
“Transferred Intellectual Property”	2.01(a)(vii)
“Transferred IP Agreements”	2.01(a)(viii)
“Transferred Permits”	2.01(a)(xii)
“Transferred Records”	2.01(a)(vi)
“Transferred Sales Materials”	2.01(a)(ix)
“Unaudited Special Purpose Financial Statements”	3.04(a)
“WARN”	6.04
Section 1.03  Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a)    when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b)    the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c)    whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
(f)    the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
(g)    references to a Person are also to its successors and permitted assigns;
(h)    the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and
(i)    references to any Action that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to BSC or the Sellers shall be deemed to be “threatened” rather than “pending.”
ARTICLE II
SALE AND PURCHASE
Section 2.01  Sale and Purchase of Assets. (a) Upon the terms and subject to the conditions of this Agreement, effective as of the Closing (or as of such later date as may be expressly provided in this Section 2.01(a), Section 2.08 or in the Separation Agreement), BSC shall, and shall cause the Sellers to, sell, assign, transfer, convey and deliver to the Purchaser or its Purchaser Affiliates, free and clear of all Encumbrances (other than Permitted Encumbrances) and the Purchaser shall, and shall cause its Purchaser Affiliates to, purchase from BSC and the Sellers, all the right, title and interest of BSC and the Sellers in and to all of the assets, properties, rights and claims of BSC and the Sellers primarily used in or primarily related to the Business, other than the Excluded Assets or as expressly provided in this Section 2.01(a) or in the Ancillary Agreements (the “Purchased Assets”), including the following:
(i) the Business as a going concern;
(ii) the goodwill of BSC and the Sellers primarily related to the Business;
(iii) (A) all rights in respect of the Leased Real Property and (B) all rights granted to the Purchaser with respect to the Cork Purchaser Leased Facility pursuant to the Cork Lease Agreement;
(iv) all tangible personal property used or held for use primarily in the conduct of the Business, including the tangible personal property identified on Section 2.01(a)(iv) of the Disclosure Schedule and all machinery, equipment, furnishings, computer hardware, tangible copies of software or other code, tools, furniture, fixtures and vehicles used primarily in the operation of the Business, and all assets held for personal use such as cell phones, personal computers, external storage devices and Blackberrys used by Transferred Employees (collectively, the “Tangible Personal Property”);
(v) all finished goods inventory (including consigned inventory) and other merchandise used or held for use primarily in the conduct of the Business and maintained, held or stored by or for BSC or one or more of the Sellers, as of the Closing Date, and any prepaid deposits for any of the same;
(vi) all books of account, general, financial, personnel records and non-income Tax Returns (and supporting workpapers and other records), invoices, shipping records, supplier lists, correspondence and other documents, records and files of BSC and the Sellers, including filings with the FDA and other Governmental Authorities and quality control histories to the extent pertaining to the Products, in each case primarily related to the Business or the Purchased Assets, (the “Transferred Records”); provided that BSC may redact any information from such Transferred Records not pertaining to the Products or primarily related to the Business prior to the delivery of such Transferred Records to the Purchaser (provided that such redaction shall not impair any information pertaining to the Products or primarily related to the Business contained in the Transferred Records) and may retain a copy of any Transferred Records;
(vii) only the Intellectual Property identified in Section 2.01(a)(vii) of the Disclosure Schedule (the “Transferred Intellectual Property”);
(viii) subject to Section 5.05, only the rights of BSC or the Sellers under the licenses of, and covenants not to assert with respect to, Intellectual Property identified in Section 2.01(a)(viii) of the Disclosure Schedule (the “Transferred IP Agreements”);
(ix) all sales, marketing and promotional literature and manuals, customer and supplier lists, distribution lists, pre-clinical, clinical and marketing studies and other sales-related materials of BSC and the Sellers, in each case primarily related to the Products or the Business (the “Transferred Sales Materials”); provided that BSC may redact any information from such Transferred Sales Materials not primarily related to the Products or the Business prior to the delivery of such Transferred Sales Materials to the Purchaser (provided that such redaction shall not impair any information primarily related to the Products or the Business contained in the Transferred Sales Materials) and may retain a copy of any Transferred Sales Materials;
(x) subject to Section 5.05, all rights of BSC or the Sellers under all Contracts exclusively related to the Business, other than the Transferred IP Agreements (which are addressed in Section 2.01(a)(viii)) (and including all real property leases contemplated by Section 2.01(a)(iii)(A) but excluding any other real property leases) (the “Transferred Contracts”), including the Contracts set forth on Section 2.01(a)(x) of the Disclosure Schedule;

(xi) all prepayments, security deposits, refunds and prepaid expenses to the extent primarily related to the Business;
(xii) all transferable licenses, Permits, Registrations, authorizations, orders and approvals from any Governmental Authority of BSC or the Sellers relating to any Transferred Site or primarily related to the Business, including those identified in Section 2.01(a)(xii) of the Disclosure Schedule (the “Transferred Permits”); and
(xiii) all claims, defenses, causes of action, choses in action, rights of recovery and rights of setoff or reimbursement of any kind (and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials, or equipment, or components thereof) of BSC or any of the Sellers, primarily related to the Business or the Purchased Assets, including rights to recover past, present and future damages in connection therewith.
(b)    Notwithstanding anything in Section 2.01(a) to the contrary, the Purchased Assets shall not include the right, title and interest of BSC and the Sellers in, to and under the following assets, properties, rights and claims (the “Excluded Assets”):
(i) the Purchase Price Bank Account;
(ii) all cash and cash equivalents, securities, and negotiable instruments of BSC or any of the Sellers on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of BSC, the Sellers or any of their Affiliates;
(iii) all Accounts Receivable arising from the conduct of the Business prior to 11:59 p.m. EST on the day immediately prior to the Closing Date;
(iv) all claims, defenses, causes of action, choses in action, rights of recovery for reimbursement, contribution, refunds, indemnity or other similar payment recoverable by BSC or the Sellers from or against any third party to the extent relating to any Excluded Liabilities;
(v) all assets, properties, rights and claims in respect of the Contract Manufacturing Sites, other than all rights of the Purchaser under the Ancillary Agreements;
(vi) the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of BSC, the Sellers or any of their Affiliates, as well as any other records or materials relating to BSC generally and not primarily associated with or primarily employed by BSC or any of the Sellers in the conduct of the Business;

(vii) any capital stock of the Sellers;
(viii) any Plan and any assets of any such Plan;
(ix) except as set forth in Section 5.06, any and all rights in and to the Retained Names and Marks;
(x) any asset, property, right or claim that is listed or described in Section 2.01(b)(x) of the Disclosure Schedule;
(xi) all rights of BSC and the Sellers under this Agreement and the Ancillary Agreements;
(xii) any rights to Tax refunds, credits or similar benefits to the extent relating to the Excluded Taxes (but only to the extent that such Excluded Taxes were paid by a Seller);
(xiii) non-income Tax Returns (and supporting work papers and other records) of BSC and any of its Affiliates, other than those relating primarily to the Purchased Assets or the Business, and income Tax Returns (and supporting work papers and other records) of BSC and any of its Affiliates including the Sellers;
(xiv) all current and prior insurance policies of BSC and its Affiliates and, except as set forth in Section 5.21, all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries; and
(xv) books of account, invoices, shipping records and other records to the extent pertaining to Accounts Receivable referred to in Section 2.01(b)(iii) and Accounts Payable referred to in Section 2.02(b)(i); provided, that BSC shall provide to the Purchaser copies of all such books of account, invoices, shipping records and other records redacted to exclude any information not pertaining to such Accounts Receivable and such Accounts Payable.
Section 2.02  Assumption and Exclusion of Liabilities. (a) Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall assume, effective as of the Closing (or as of such later date as may be expressly provided in Section 2.08, Section 5.23 or in the Separation Agreement), and from and after the Closing (or such later date as may be expressly provided in Section 2.08, Section 5.23 or in the Separation Agreement) the Purchaser shall pay, perform and discharge when due, only the following Liabilities of BSC and the Sellers relating to the Business or the Purchased Assets, other than the Excluded Liabilities (the “Assumed Liabilities”):
(i) the obligations of BSC and the Sellers arising under the Transferred IP Agreements and Transferred Contracts, whether arising prior to, on or after the Closing Date (including all Liabilities arising out of or relating to any termination or announcement or notification of an intent to terminate any such Contract as a result of the transactions contemplated by this Agreement), other than any such Liabilities that are either the subject of an action, suit or arbitration pending on the Closing Date or the subject of a claim with respect to which BSC or any of its Affiliates has received written notice on or prior to the Closing Date;
(ii) all Liabilities for product warranty service claims and all Product Liabilities, whether arising prior to, on or after the Closing Date, other than Liabilities that are either the subject of an action, suit or arbitration pending on the Closing Date or the subject of a claim with respect to which BSC or any of its Affiliates has received written notice on or prior to the Closing Date;
(iii) all Liabilities arising out of or relating to any claim that the manufacture, use, importation, sale or offer for sale of Products sold by Purchaser or its Affiliates on or after the Closing Date (regardless of whether such Products existed prior to the Closing Date) infringes, misappropriates, or violates any Person’s Intellectual Property rights or that Products sold by Purchaser or its Affiliates on or after the Closing Date (regardless of whether such Products existed prior to the Closing Date) are falsely marked with patent numbers;
(iv) all Liabilities that the Purchaser expressly has assumed or agreed to pay, or be responsible for, pursuant to the terms of this Agreement or of any Ancillary Agreement;
(v) fifty percent (50%) of all Conveyance Taxes as provided in Section 5.15; and
(vi) 100% of all Recoverable Taxes that are recoverable by the Purchaser under applicable Law.
     Notwithstanding anything to the contrary contained herein, the Assumed Liabilities set forth in Section 2.02(a)(i) shall not include and the Purchaser shall not assume or have any responsibility for, and BSC shall, and shall cause the Sellers to, retain and be responsible for paying, performing and discharging when due, any Excluded Liabilities set forth in Sections 2.02(b)(i) through (xiv).
(b)    BSC shall, and shall cause the Sellers to, retain and be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any Liability not expressly included in the Assumed Liabilities (the “Excluded Liabilities”), including the following Liabilities:
(i) all Accounts Payable arising from the conduct of the Business prior to 11:59 p.m. EST on the day immediately prior to the Closing Date;
(ii) all Excluded Taxes;

(iii) all Liabilities for customs duties arising from the conduct of the Business on or prior to the Closing Date;
(iv) all Liabilities to the extent relating to or arising out of assets or businesses of BSC or any of its Affiliates that are not included in the Purchased Assets (including the Excluded Assets) (the “BSC Other Businesses”);
(v) all intercompany and intracompany receivables, payables, loans and investments related to the Business;
(vi) (A) with respect to each of the Transferred Sites, all Environmental Liabilities arising on or prior to the applicable Facility Transfer Date, including (1) the presence or Release of any Hazardous Materials at, on, under or from any of the Transferred Sites on or prior to the applicable Facility Transfer Date; (2) the disposal, on or prior to the applicable Facility Transfer Date, of any Hazardous Materials generated by BSC or any Seller or that relates to, or arises out of, directly or indirectly, the operation of the Business or BSC’s or any Seller’s ownership, control or use of the Purchased Assets; and (3) the violation of any Environmental Law on or prior to the applicable Facility Transfer Date and (B) any other Liabilities under Environmental Law, including any such Liabilities relating to any other facility used by BSC or any of its Affiliates in connection with the Business, arising on or prior to the Closing Date;
(vii) all Liabilities arising from (A) the matters listed in Section 3.07 of the Disclosure Schedule, (B) actions, suits or arbitrations pending on the Closing Date, or (C) matters that are the subject of a claim with respect to which BSC or any of its Affiliates has received written notice on or prior to the Closing Date and that would, in the case of clause (B) or (C), be required to be listed on such section of the Disclosure Schedule if existing on the date of this Agreement;
(viii) fifty percent (50%) of all Conveyance Taxes as provided in Section 5.15;
(ix) 100% of all Recoverable Taxes that are recoverable by BSC or any Seller under applicable Law;
(x) all Liabilities arising out of or relating to any claim that the manufacture, use, importation, offer for sale or sale of any Products sold by BSC or its Affiliates prior to the Closing Date infringes, misappropriates, or violates any Person’s Intellectual Property rights or that Products sold by BSC or its Affiliates prior to the Closing Date are falsely marked with patent numbers;
(xi) all Liabilities that BSC and the Sellers have expressly assumed or agreed to pay, or be responsible for, pursuant to the terms of this Agreement or any Ancillary Agreement;

(xii) except to the extent expressly assumed in Article VI, all Liabilities in any way attributable to (A) any Corresponding Transfer Date Employee who does not become a Transferred Employee and all other employees of BSC or the Sellers, including the Former Employees, in any case, whether arising prior to, on or after the applicable Employee Transfer Date, (B) the Transferred Employees to the extent arising or otherwise attributable to the period on or prior to the applicable Employee Transfer Date, and (C) the Plans;
(xiii) all Liabilities arising (A) under the Agreement dated November 13, 1998, between the Industrial Development Agency (Ireland) and Boston Scientific Cork Limited (x) prior to the Cork Manufacturing Transfer Date in respect of the Cork Facility, or (y) after the Cork Manufacturing Transfer Date in respect of the portion of the Cork Facility that is not a Transferred Site, (B) prior to the West Valley Manufacturing Transfer Date under the Lease dated November 3, 2000, between H.W. Breinhold and BSC, as amended by the Extension of Lease, dated October 16, 2005, in respect of the West Valley Facility, and (C) prior to the Closing Date under the Industrial Space Lease dated January 1, 2007, between JER BTP II, LLC and BSC in respect of the Fremont Building #4 Facility; and
(xiv) all Liabilities arising from any failure by BSC or any of the Sellers to comply with any FDA Laws, Federal Health Care Program Laws or the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement in connection with the Business or the Products on or prior to the Closing Date.
Section 2.03  Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Purchased Assets (the “Purchase Price”) shall consist of $1,400,000,000 (the “Initial Purchase Price”), (ii) the Milestone Payments contemplated by Section 2.04 and (iii) the Assumed Liabilities. To the extent that any amount of VAT is required to be paid with respect to any payment made by the Purchaser to BSC under this Section 2.03 or under Section 2.04, the amount of such payment shall be increased to include the amount of VAT so required to be paid.
(b)    Within thirty (30) days after the date hereof, the Purchaser shall provide to BSC, for income Tax purposes, the Purchaser’s proposed allocation of the Purchase Price among the Purchased Assets (the “Allocation Statement”). BSC shall review the Allocation Statement and, to the extent BSC in good faith disagrees with the content of the Allocation Statement, BSC shall, within twenty-one (21) days after receipt of the Allocation Statement, provide written notice to the Purchaser of such disagreement, which notice shall contain specific items of disagreement and reasons therefor. If BSC does not object by written notice within such 21-day period, the Purchaser’s Allocation Statement shall be final, binding and conclusive for all purposes hereunder and for all Tax purposes. If BSC notifies the Purchaser that it objects to the Allocation Statement, the parties will attempt in good faith to resolve any such disagreement until the 90th day following the Closing Date (the “Allocation Date”). If the parties cannot resolve their differences at least five (5) days prior to the Closing Date, the Allocation Statement will become an estimated allocation used for purposes of the

Closing. If the parties cannot resolve their differences by the Allocation Date, the issues in dispute shall be referred to a third party firm that has expertise in valuation matters and that is mutually agreeable to the Purchaser and BSC (the “Third Party Firm”) and the decision of the Third Party Firm will be binding on the parties. The decision will be reflected in a revised Allocation Statement which will be considered the final allocation. The costs of the Third Party Firm shall be borne equally by the Purchaser and BSC.
(c)    The Purchaser and BSC each agree to file, and to cause their respective Affiliates to file, their income Tax Returns and all other Tax Returns and necessary forms in such a manner as to reflect the allocation of the consideration as determined in accordance with Section 2.03(b), and shall take no position inconsistent therewith in any audit, litigation or other proceeding.
Section 2.04  Milestone Payments. No later than five (5) Business Days after the occurrence of an event described in this Section 2.04, the Purchaser shall deposit in the Purchase Price Bank Account the applicable payment associated with such event as specified below (any such payment, a “Milestone Payment”), less any withholding of Taxes required by applicable Law (provided that the Purchaser and BSC shall cooperate in good faith to determine the amount of any such Taxes required to be withheld); provided that if the event described in Section 2.04(a) occurs prior to the Closing Date, the Purchaser shall deposit in the Purchase Price Bank Account on the Closing Date the Milestone Payment applicable to such event:
(a)    $50,000,000 if (i) the FDA provides written notification of clearance of the 510(k) submission for the TargetTM Detachable Coils provided to the Purchaser by BSC prior to the date of this Agreement; provided that the parties agree that any deviations from such form in the written notification of such clearance from the FDA shall be disregarded for purposes of this Section 2.04(a) to the extent such deviations would not change the indications for use contained in such 510(k) submission and otherwise would not materially and adversely delay or affect the Purchaser’s ability to market and sell TargetTM Detachable Coils (it being agreed that any requirement that post-market clinical trials be conducted will not by itself constitute a material and adverse effect for this purpose), and (ii) BSC has at least 3,500 units of TargetTM Detachable Coils in inventory that comply with, and are available to be delivered pursuant to, the terms of the Supply Agreement;
(b)    $15,000,000 following the completion of the Cork Separation Activities (as such term is defined in the Separation Agreement) in accordance with the terms of the Separation Agreement, which may occur prior to the Cork Manufacturing Transfer Date;
(c)    $15,000,000 following the occurrence of the Cork Manufacturing Transfer Date in accordance with the terms of the Separation Agreement;
(d)    $10,000,000 following the occurrence of the Fremont Manufacturing Transfer Date in accordance with the terms of the Separation Agreement; and
(e)    $10,000,000 following the occurrence of the West Valley Manufacturing Transfer Date in accordance with the terms of the Separation Agreement.

Section 2.05  Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on the fifth Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Sections 7.01 and 7.02 (other than those conditions which, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other place or at such other time or on such other date as BSC and the Purchaser may mutually agree upon in writing. The day on which the Closing takes place being the “Closing Date”.
Section 2.06  Closing Deliveries by BSC. At the Closing, BSC shall, and shall cause the Sellers to, deliver to the Purchaser:
(a)    duly executed counterparts of each Ancillary Agreement to which one or more of BSC and the Sellers is a party and such other instruments, in form and substance reasonably satisfactory to the Purchaser, as may be required to transfer the Purchased Assets to the Purchaser;
(b)    a receipt for the Initial Purchase Price (and any Milestone Payment paid pursuant to Section 2.04(a)) less the Aggregate Deferred Amount;
(c)    from BSC and each Seller that is transferring a U.S. real property interest within the meaning of Section 897(c) of the Code, a certificate of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Regulations; it being understood that notwithstanding anything to the contrary contained herein, if BSC or any Seller fails to provide the Purchaser with such certification, the Purchaser shall be entitled to withhold the requisite amount from the Initial Purchase Price in accordance with Section 1445 of the Code and the applicable Regulations and that any amount so withheld shall be considered to have been paid by the Purchaser to BSC or any such Seller;
(d)    the following documents in BSC’s or the Sellers’ possession: (i) patent assignment documents demonstrating ownership by BSC or a Seller of the Transferred Intellectual Property, and (ii) copies of all written opinions of outside counsel to BSC or any Seller providing a legal opinion concerning the non-infringement or non-appropriation by a Product of any Person’s Intellectual Property, including whether such Intellectual Property is invalid or unenforceable;
(e)    a true and complete copy, certified by the Secretary or Assistant Secretary of BSC or the Sellers, as the case may be, of the resolutions duly and validly adopted by the Board of Directors of each such Person and (to the extent necessary to authorize due execution and delivery) the equity holders of each Seller, evidencing their authorization of the execution and delivery of this Agreement and any Ancillary Agreement to which such Person is, or will on the Closing Date be, party and the consummation of the transactions contemplated hereby and thereby; and
(f)    the certificate referenced in Section 7.02(a)(iii).

Section 2.07 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall, and shall cause its Purchaser Affiliates to:
(a)    deliver to BSC an amount equal to the Initial Purchase Price (and the Milestone Payment, if any, due pursuant to Section 2.04(a)) less the sum of (x) the Aggregate Deferred Amount and (y) any withholding of Taxes required by applicable Law (provided that the Purchaser and BSC shall cooperate in good faith to determine the amount of any such Taxes required to be withheld), by wire transfer in immediately available funds to the Purchase Price Bank Account or, in the event that a local payment of the relevant portion of the Initial Purchase Price is required in a particular jurisdiction, such other bank accounts to be designated by BSC in a written notice to the Purchaser at least five (5) Business Days before the Closing;
(b)    deposit with the Escrow Agent an amount (the “Aggregate Deferred Amount”) equal to the aggregate amount of the Purchase Price allocable to each Deferred Closing Country in U.S. dollars (each such amount, a “Deferred Closing Country Amount”), to be released in accordance with the terms of the Escrow Agreement; provided that if the Escrow Agreement is not executed as of the Closing Date, the Purchaser shall withhold from the Initial Purchase Price the Aggregate Deferred Amount and deposit such amount with the Escrow Agent concurrently with the execution and delivery of the Escrow Agreement and the establishment of the escrow account thereunder;
(c)    deliver to BSC duly executed counterparts of each Ancillary Agreement to which the Purchaser or any of its Affiliates is a party;
(d)    deliver to BSC a true and complete copy, certified by the Secretary or Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party and the consummation of the transactions contemplated hereby and thereby;
(e)    deliver to BSC a true and complete copy, certified by the Secretary or Assistant Secretary of the applicable Purchaser Affiliate, of the resolutions duly and validly adopted by the Board of Directors and (to the extent necessary to authorize due execution and delivery) the equity holders of each of the Purchaser Affiliates evidencing their authorization of the execution and delivery of the Ancillary Agreements to which such Purchaser Affiliate is, or will on the Closing Date be, party and the consummation of the transactions contemplated thereby; and
(f)    deliver to BSC the certificate referenced in Section 7.01(a)(iii).
Section 2.08  Deferred Closings. (a) Notwithstanding anything to the contrary contained in this Agreement, the sale, assignment, transfer, conveyance, delivery and purchase of the Purchased Assets (the “Deferred Assets”) located in the jurisdictions listed on Schedule 2.08(a) (the “Deferred Closing Countries”), and the assumption of the Assumed Liabilities (the “Deferred Liabilities”) relating to the Business conducted in the Deferred Closing Countries or relating to such Deferred Assets shall not occur on the Closing Date.

(b)    The sale, assignment, transfer, conveyance, delivery and purchase of the Deferred Assets, and the assumption of the Deferred Liabilities with respect to a Deferred Closing Country shall take place at a closing on the Distribution Country Transition Date (as defined in the Distribution Agreement) for such Deferred Closing Country (each such closing, a “Deferred Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 a.m. New York time on such date, or at such other place or on such other date or at such other time, as BSC and the Purchaser may mutually agree upon in writing (each day on which a Deferred Closing takes place, being a “Deferred Closing Date”); provided that if the Distribution Country Transition Date for any Deferred Closing Country is not scheduled to occur prior to the termination of the Distribution Agreement, the Deferred Closing for each such Deferred Closing Country shall occur on the End Date (as defined in the Distribution Agreement).
(c)    At each Deferred Closing, the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver the applicable OUS Transfer Agreement in respect of the applicable Deferred Closing Country and such other documents and instruments, as may be reasonably necessary to transfer the Deferred Assets and Deferred Liabilities in such Deferred Closing Country. The forms of the OUS Transfer Agreements to be executed on each Deferred Closing Date in respect of each Deferred Closing Country (other than China) are attached hereto as Exhibit 2.08(c). The form of the OUS Transfer Agreement in respect of China shall be subject to Section 5.24(b).
(d)    Notwithstanding anything contained herein to the contrary, but subject to Section 2.08(b), other than the occurrence of the applicable Distribution Country Transition Date, there shall be no conditions required to be satisfied or waived prior to a Deferred Closing in order to consummate the transactions contemplated by this Section 2.08 with respect to a Deferred Closing Country.
(e)    During the period between the Closing Date and the applicable Deferred Closing Date, the parties hereto shall, and shall cause their respective Affiliates to, cooperate fully and use commercially reasonable efforts to take such actions with respect to each Deferred Closing Country as may be reasonably requested by the other party hereto in order to permit the transfer of the Deferred Assets and Deferred Liabilities in such Deferred Closing Country in accordance with this Section 2.08.
(f)    Between the Closing Date and the Deferred Closing Date, BSC (through its Affiliates) shall be the distributor of Products for the Purchaser (or its applicable Affiliate) in each of the Deferred Closing Countries in accordance with the terms of the Distribution Agreement. Prior to the occurrence of a Deferred Closing, subject to the terms of the Distribution Agreement, all Deferred Assets in a Deferred Closing Country shall be held for the account of BSC and its Affiliates and all Deferred Liabilities shall be retained by BSC and its Affiliates.
(g)    From the Closing Date to the Deferred Closing Date, subject to the terms of the Distribution Agreement, unless the context clearly requires otherwise and except for purposes of Article V (other than Sections 5.02, 5.05, 5.06(b), 5.12(a), 5.14, 5.21, 5.22, 5.23 and 5.24(b)), Article VII, Article VIII and Article IX, all references in this Agreement to the

“Closing” or the “Closing Date” shall, with respect to any Deferred Closing Country, be deemed to refer to the Deferred Closing or the Deferred Closing Date for each such Deferred Closing Country, respectively, and the parties hereto shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing and are deemed to refer to a Deferred Closing in respect of the Deferred Closing Countries.
(h)    On the Deferred Closing Date for a Deferred Closing Country, the Purchaser shall pay, or cause the applicable Purchaser Affiliate to pay, as applicable, the relevant Deferred Closing Country Amount to the applicable Seller on the Deferred Closing, less any withholding of Taxes required by applicable Law (provided that the Purchaser and BSC shall cooperate in good faith to determine the amount of any such Taxes required to be withheld), by wire transfer in immediately available funds to the Purchase Price Bank Account or, in the event that a local payment of such amount is required in a particular jurisdiction, such other bank accounts to be designated by BSC in a written notice to the Purchaser at least five (5) Business Days before such Deferred Closing.
Section 2.09  Other Transfers. The parties acknowledge that the sale, assignment, transfer, conveyance, delivery and purchase of the Purchased Assets, and the assumption of the Assumed Liabilities, relating to the Business conducted in the Philippines, Taiwan and Thailand shall not occur on the Closing Date, but shall occur on a later date and in a manner as mutually agreed by the parties within a reasonable time period after Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF BSC
          Subject to such exceptions as disclosed in the Disclosure Schedule, BSC hereby represents and warrants to the Purchaser as follows:
Section 3.01  Organization, Authority and Qualification of BSC and the Sellers. Each of BSC and the Sellers is a corporation (or similar entity) duly organized, validly existing and in good standing, (or, in each case, the equivalent concept in the applicable jurisdiction of organization) under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, except where failure to do so would not have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party by BSC and each Seller, the performance by BSC and each Seller of its obligations hereunder and thereunder and the consummation by BSC and each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of BSC and each Seller. This Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party have been, or will, on the Closing Date, be duly executed and delivered by BSC and each Seller and (assuming due authorization, execution and delivery by the Purchaser) this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party constitute, or will on the Closing Date constitute, the legal, valid and binding obligations of BSC and each Seller enforceable against each such Person in accordance with their respective terms.
Section 3.02  No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.03, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party by BSC and each Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of BSC or any Seller, (b) conflict with or violate any Law or Governmental Order applicable to BSC or any Seller or any of their respective properties, assets or businesses, including the Business or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, result in the creation of any Encumbrance upon any of the Purchased Assets, or give to any Person any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, permit, franchise or other instrument or arrangement (or right thereunder) related to the Business to which BSC or any Seller is a party or by which any of them or any of their properties or assets are bound, except, in the case of clauses (b) and (c), as would not have a Material Adverse Effect.
Section 3.03 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is, or will on the Closing Date be, party by BSC and each Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the pre-merger notification and waiting period requirements of the HSR Act, (b) any additional consents, approvals, authorizations, filings and notifications required under any other applicable Antitrust Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make any such filing or notification would not have a Material Adverse Effect, or (d) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
Section 3.04 Financial Information. (a) True and complete copies of (i) the unaudited special purpose statement of assets to be acquired and liabilities to be assumed of the Business for the fiscal years ended as of December 31, 2008 and December 31, 2009 and for the six months ended June 30, 2010, and the related unaudited special purpose statements of revenue and direct expenses of the Business (collectively, the “Unaudited Special Purpose Financial Statements”) have been delivered by BSC to the Purchaser.
(b)    The Unaudited Special Purpose Financial Statements, except as may be indicated in the notes thereto, if any, (i) were prepared from the books of account of BSC and the Sellers, (ii) present fairly in all material respects the items reflected thereon, as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with BSC policies consistently applied (which are consistent with U.S. GAAP except as otherwise expressly set forth therein). The books of account of BSC and the Sellers used for the Unaudited

Special Purpose Financial Statements are correct in all material respects and have been maintained in accordance with sound business and accounting practices and BSC’s internal control procedures.
(c)    The Audited Special Purpose Financial Statements will, when furnished to the Purchaser, except as may be indicated in the notes thereto, (i) be prepared from the books of account of BSC and the Sellers, (ii) present fairly in all material respects the items reflected thereon, as of the dates thereof or for the periods covered thereby and (iii) be prepared in accordance with BSC policies consistently applied (which are consistent with U.S. GAAP except as otherwise expressly set forth therein). The books of account of BSC and the Sellers that will be used for the Audited Special Purpose Financial Statements are correct in all material respects and have been maintained in accordance with sound business and accounting practices and BSC’s internal control procedures.
Section 3.05  Absence of Undisclosed Material Liabilities. There are no material Liabilities of BSC or the Sellers relating to the Business, other than (a) Liabilities reflected or reserved against on the Unaudited Special Purpose Financial Statements, (b) as set forth in Section 3.05 of the Disclosure Schedule and (c) trade payables and accrued expenses incurred since December 31, 2009 in the ordinary course of business consistent with past practice.
Section 3.06  Conduct in the Ordinary Course. Since December 31, 2009, (a) the Business has been conducted in the ordinary course consistent with past practice, (b) there has not been any circumstance, change, effect, development or condition, which has had a Material Adverse Effect and (c) none of BSC and the Sellers (to the extent it relates to the Business) has taken any action that, if taken after the date hereof, would constitute a violation of Section 5.01(b)(i) through (xii).
Section 3.07  Litigation. There is no material Action by or against BSC or any of the Sellers (and relating to the operation or conduct of the Business or the ownership, sale or lease of any of the Purchased Assets or which would otherwise be an Assumed Liability) pending or, to the Knowledge of BSC, threatened, before any Governmental Authority.
Section 3.08  Compliance with Laws; Permits. Except with respect to Environmental Laws, Intellectual Property, Plans, Taxes, and certain matters relating to regulatory compliance (which are exclusively addressed in Sections 3.09, 3.10, 3.14, 3.15, 3.17 and 3.18, respectively), BSC and the Sellers have conducted and continue to conduct the Business in accordance in all material respects with all Laws and Governmental Orders applicable to the Business and the Purchased Assets, and none of BSC or any of its Affiliates is in violation of any such Law or Governmental Order. Except with respect to Registrations (which are exclusively addressed in Section 3.17), BSC and the Sellers hold all licenses, permits, product registrations, authorizations, orders and approvals from, and have made all filings, applications and registrations with, each Governmental Authority (collectively, the “Permits”) necessary for the operation of the Business as it is conducted as of the date hereof and as currently proposed to be conducted, except where the failure to make such filings, applications or registrations would not have a Material Adverse Effect, BSC and the Sellers have conducted and continue to conduct the Business pursuant to and in compliance in all material respects with the terms of all such Permits. Section 3.08 of the Disclosure Schedule sets forth each material Permit and such Permits (including the Transferred Permits) are valid and in full force and effect and neither BSC nor any Seller is in or has been in material default under any such Permit, and to the Knowledge of BSC, no condition exists that with the notice or lapse of time or both would constitute a material default under such Permits.
Section 3.09  Environmental Matters. (a)(i) Each of BSC and the Sellers (to the extent it relates to the Business) is in material compliance with all applicable Environmental Laws (which compliance includes the possession of all material Environmental Permits, and material compliance with the terms and conditions thereof), and BSC and the Sellers have not received any unresolved notice from any Governmental Authority that alleges that BSC is not in such compliance with applicable Environmental Laws, (ii) there is no material Environmental Claim pending or, to BSC’s Knowledge, threatened in writing, against BSC or any of the Sellers (to the extent relating to the Business) or, to BSC’s Knowledge, against any person or entity whose liability for any Environmental Claim BSC or any of the Sellers (to the extent relating to the Business) has or may have retained or assumed either contractually or by operation of Law, and (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material by BSC or any Seller which would reasonably be expected to form the basis of any material Environmental Claim against BSC and the Sellers (to the extent it relates to the Business).
(b)    BSC and the Sellers have delivered for inspection to the Purchaser copies of any reports, studies or analyses issued in the past five (5) years and possessed or initiated by BSC or the Sellers, pertaining to Hazardous Materials in, on, beneath or adjacent to any of the Transferred Sites, or regarding BSC’s or any of the Sellers’ compliance with or liability under applicable Environmental Laws.
Section 3.10 Intellectual Property.
(a)    The Business Intellectual Property, together with the Intellectual Property licensed under the Ancillary Agreements (assuming the receipt of the consents and approvals set forth on Section 3.02 of the Disclosure Schedule for Purchaser to practice any Intellectual Property in the Transferred IP Agreements and Third Party Licenses (as that term is defined in the Seller IP License Agreement)), is all of the Intellectual Property owned by or licensed to BSC or the Sellers that is necessary to make, use, sell, offer to sell, import, distribute, market or otherwise exploit the Products, as such activities are performed by BSC or the Sellers in the Business as currently conducted, including with respect to the commercialization of the Target™ Detachable Coil and the InZone™ Detachment System.
(b)    BSC or a Seller owns the entire right, title and interest in and to, each item of the Transferred Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). There is no Action pending or, to the Knowledge of BSC, threatened in writing, by any Person contesting the ownership or validity of the Transferred Intellectual Property. To the Knowledge of BSC, none of the Transferred Intellectual Property is now involved in any reissue proceeding.

(c)    Other than Transferred Intellectual Property abandoned in the ordinary course of business consistent with past practice, BSC and each Seller have taken commercially reasonable and customary measures to protect and safeguard the proprietary nature of the material Business Intellectual Property.
(d)    To the Knowledge of BSC, the operation, manufacturing, testing, marketing, offer for sale, sale, importation or use of the commercialized Products and the Target™ Detachable Coil and the InZone™ Detachment System, does not infringe, misappropriate or violate any other Person’s valid and enforceable Intellectual Property rights. There is no Action pending nor, to the Knowledge of BSC, threatened in writing against BSC or the Sellers concerning the foregoing. Neither BSC nor any Seller is asserting rights in any of the Transferred Intellectual Property against any other Person in any pending or threatened Action concerning the infringement, misappropriation or violation of the Transferred Intellectual Property. Neither BSC nor any Seller has any Liabilities under any Transferred IP Agreement or Transferred Contract arising out of or related to the infringement, misappropriation or violation of any Person’s Intellectual Property to the extent based on events occurring or actions taken prior to the Closing Date; provided that the foregoing shall not require BSC to indemnify any Purchaser Indemnified Party under Section 8.02 for any Assumed Liabilities described in Section 2.02(a)(iii) and shall not excuse the Purchaser from its obligation under Section 8.03 to indemnify the Seller Indemnified Parties for such Assumed Liabilities.
(e)    None of the Business Intellectual Property that is material to the Business, including the patents marked on the labels of the Products commercialized by the Business as of the Closing Date, has been finally adjudged invalid or unenforceable by a Governmental Authority.
(f)    To the extent that any material inventions, improvements, discoveries, or information used in the Products has been conceived, developed or created for BSC or the Sellers by another Person, BSC or the relevant Seller has, and (assuming the receipt of the consents and approvals set forth on Section 3.02 of the Disclosure Schedule for the Purchaser to practice any Intellectual Property in the Transferred IP Agreements and Third Party Licenses (as that term is defined in the Seller IP License Agreement)) will have assigned or licensed to the Purchaser pursuant to this Agreement or the Ancillary Agreements, sufficient rights to use such inventions, improvements, discoveries, or information within the Business as currently conducted, including with respect to the commercialization of the Target™ Detachable Coil and the InZone™ Detachment System.
(g)    The Purchaser acknowledges and agrees that (i) the representations and warranties contained in Section 3.10(d) are the only representations and warranties being made by BSC in this Agreement with respect to infringement, misappropriation or other violation of Intellectual Property, (ii) no other representation or warranty contained in this Agreement shall apply to infringement, misappropriation or other violation of Intellectual Property and (iii) no other representation or warranty, express or implied, is being made by BSC with respect to infringement, misappropriation or other violation of Intellectual Property.
(h)    To the Knowledge of BSC, all of the registered trademarks identified in Section 2.01(a)(vii) of the Disclosure Schedule are valid and enforceable.

Section 3.11 Real Property. (a) Section 3.11 of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the Cork Purchaser Leased Facility and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of such property. BSC and the Sellers have delivered to the Purchaser true and complete copies of the leases (and all amendments, modifications and waivers thereto) in effect as of the date hereof relating to the Leased Real Property and the Cork Purchaser Leased Facility. BSC or a Seller, as applicable, has a good and valid leasehold interest in, and the right to quiet enjoyment of, the Leased Real Property and the land which is included in the Cork Purchaser Leased Facility and good and marketable title to the improvements located on the land which is included in the Cork Purchaser Leased Facility, free and clear of all Encumbrances other than Permitted Encumbrances. There is no sublease, license or other use or occupancy agreement in place with respect to any Leased Real Property or the Cork Purchaser Leased Facility.
(b)    Each of the Leased Real Property and the Cork Purchaser Leased Facility is in good condition and repair and has been maintained in the ordinary course of business consistent with past practice.
(c)    The Leased Real Property, the Cork Purchaser Leased Facility and the Contract Manufacturing Sites constitute all of the land, buildings, structures and other improvements and fixtures used primarily for the operation of the Business as currently conducted and as currently proposed to be conducted.
Section 3.12 Title to Purchased Assets; Sufficiency. (a) Except with respect to the Leased Real Property and the Cork Purchaser Leased Facility, as of the date of this Agreement and as of the Closing Date, one or more of BSC and the Sellers has good, valid and marketable title, legal right or license to use, or a valid leasehold interest in (in connection with the operation of the Business as currently conducted and as currently proposed to be conducted), all the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, subject, in the case of Purchased Assets described in clauses (viii), (x) and (xii) of Section 2.01(a), to receipt of necessary third party consents and approvals including those set forth on Section 3.02 of the Disclosure Schedule, and in respect of all other Purchased Assets, receipt of the consents and approvals set forth on Section 3.02 of the Disclosure Schedule, the Purchaser will own, with good, valid and marketable title, or lease, under valid and subsisting leases, or have legal right or license to use, or otherwise acquire the interests of BSC and the Sellers in, the Purchased Assets, free and clear of any Encumbrances, other than Permitted Encumbrances. No representation or warranty, express or implied, is being made by BSC in this Section 3.12(a) with respect to issues of title to the Transferred Intellectual Property (which is the subject of Section 3.10(b)).
(b)    The Purchased Assets and the Cork Purchaser Leased Facility, together with the licenses, services and assets to be provided to the Purchaser under the Ancillary Agreements (subject to the terms and conditions thereof) are adequate in all material respects to conduct the Business as currently conducted, including with respect to the commercialization of the Target™ Detachable Coil and the InZone™ Detachment System. At all times since

December 31, 2009, BSC and the Sellers have caused the Purchased Assets to be maintained in accordance with good business practices consistent with past practice, and all the Purchased Assets are in all material respects in good operating condition and repair, normal wear and tear excepted, and are suitable in all material respects for the purposes for which they are currently used.
Section 3.13  Labor Matters. (a) Neither BSC nor any of the Sellers is party to or bound by any collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council in connection with the Business; there are no such agreements, arrangements, work rules or practices that pertain to any Corresponding Transfer Date Employees in connection with the Business; no Corresponding Transfer Date Employees are represented by any labor union, labor organization or works council with respect to their employment with BSC or the Sellers in connection with the Business; from January 1, 2008, no labor union, labor organization, works council, or group of Corresponding Transfer Date Employees has made a pending demand for recognition or certification in connection with the Business; and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority in connection with the Business.
(b)    From January 1, 2008, there has been no actual or, to the Knowledge of BSC or the Sellers, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting BSC or the Sellers in connection with the Business.
(c)    BSC and the Sellers are in material compliance with all applicable Laws respecting employment and employment practices in connection with the Business, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(d)    With respect to the Business, BSC and the Sellers (i) have taken reasonable steps to properly classify and treat all of their workers as independent contractors or employees, (ii) have taken reasonable steps to properly classify and treat all of their employees as “exempt” or “non-exempt” from overtime requirements under applicable Law, and (iii) are not delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid.
(e)    Since January 1, 2008, neither BSC nor any of the Sellers has received (i) notice of any charges, complaints, grievances or arbitration procedures pending or threatened before the National Labor Relations Board, Equal Employment Opportunity Commission, or any other Governmental Authority against it in connection with the Business, or (ii) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, worker classification, or occupational safety and health Laws to conduct an investigation with respect to or relating to it or notice that such investigation is in progress, or notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any Corresponding Transfer Date Employee alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship in connection with the Business. Solely for purposes of this Section 3.13(e), “notice” shall mean written notice or, with respect to any other form of notice, notice of which BSC has Knowledge.
Section 3.14  Employee Benefit Matters. (a) Section 3.14(a) of the Disclosure Schedule lists, as of the date hereof, (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, health, welfare, disability, retiree medical or life insurance, retirement, supplemental retirement, profit sharing, pension, severance termination pay, retention payments/arrangements or other benefit plans, programs, policies or arrangements, and all employment, termination or severance contracts or agreements, to which any of BSC and the Sellers is a party; provided that any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund with respect to the wages of an employee shall not be considered a “Plan”; (ii) each employee benefit plan for which BSC or a Seller could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated and (iii) any plan in respect of which BSC or a Seller could incur liability under Section 4212(c) of ERISA, in the case of each plan described in (i), (ii) and (iii), with respect to which BSC or a Seller has any obligation in respect of any Corresponding Transfer Date Employee or which are maintained, contributed to or sponsored by BSC, a Seller or any of their respective ERISA Affiliates for the benefit of any Corresponding Transfer Date Employee (collectively, the “Plans”). Each U.S. Plan is in writing.
(b)    With respect to each of the U.S. Plans, BSC or the Sellers have delivered or made available to the Purchaser complete copies of each of the following documents: (i) the Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, for the most recent completed plan year; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA; (iv) if the U.S. Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the most recently ended reporting period; and (v) the most recent determination letter received from the IRS with respect to each U.S. Plan that is intended to be qualified under Section 401(a) of the Code.
(c)    (i) Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, (ii) each of BSC and the Sellers, as applicable, has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and BSC has no Knowledge of any material default or violation by any party to, any Plan, and (iii) no Action is pending or, to the Knowledge of BSC, threatened by a Corresponding Transfer Date Employee with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of BSC, no fact or event exists that could give rise to any such Action.
(d)    Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(e)    The transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, cause the Purchaser to incur any Liabilities under Title IV of ERISA. No Plan that is subject to Title IV of ERISA is a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.
(f)    The consummation of the transactions contemplated by this Agreement (whether alone or together with any other event) will not, with respect to any Corresponding Transfer Date Employee: (i) entitle such employee to severance pay, termination pay or any other payment or benefit of any nature or (ii) accelerate the time of payment or vesting (other than the accelerated vesting of employee equity-based awards), or increase the amount of compensation due any such employee, in each case except as otherwise required under applicable Law.
(g)    Neither BSC nor any of the Sellers is a party to, or liable under, any agreement, contract, arrangement or plan, including any Plan, that in any case could affect any Corresponding Transfer Date Employee, which has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state or local Law) or (ii) any amount that will not be fully deductible by the Purchaser pursuant to Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law).
(h)    No U.S. Plan provides, or is obligated to provide, benefits, including death or medical benefits (whether or not insured), with respect to any Corresponding Transfer Date Employee beyond such employees’ retirement or other termination of service, other than coverage mandated solely by applicable Law.
(i)    Within ninety (90) days prior to the applicable Employee Transfer Date, or with respect to the Closing Transfer Employees only, as of the date hereof, BSC or the Sellers shall provide or make available (or, in respect of Closing Transfer Employees, has made available) to the Purchaser a list of each Corresponding Transfer Date Employee, which list sets forth such employee’s name (subject to applicable Law), current annual compensation (including, where applicable, bonus, stock awards, retention payments/arrangements, or incentive compensation opportunity), years of credited service, full or part time status, exempt/nonexempt status (where applicable), leave status (if applicable), hourly or salaried status, date of hire, work location, job title and any other payroll or individual tax information that may be necessary to effect the transfer in accordance with applicable Law.
(j)    Neither BSC nor any of the Sellers has any formal plan or commitment to create any additional Plan, or modify or change any existing Plan, that would affect any Corresponding Transfer Date Employee, other than such modifications or changes made in the ordinary course of business that do not materially increase the level of benefits under such Plan and that are consistent with those made in respect of Plans covering employees of BSC Other Businesses.
(k)    With respect to each Plan established or maintained outside of the United States of America primarily for benefit of Corresponding Transfer Date Employees of BSC or the Sellers residing outside the United States of America (a “Foreign Benefit Plan”): (i) a summary of all Foreign Benefit Plans has been provided to or made available to the Purchaser; (ii) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. A copy of each Foreign Benefit Plan will be provided to the Purchaser as soon as possible following the signing of this Agreement, provided that each Foreign Benefit Plan sponsored, maintained or contributed to for the benefit of Closing Transfer Employees shall be provided no later than three (3) weeks following such signing.
Section 3.15  Taxes. All material Tax Returns required to have been filed with respect to the Purchased Assets or the Business have been timely filed (taking into account any extension of time to file granted or obtained) and all material Taxes with respect to the Purchased Assets or the Business have been paid or will be timely paid (regardless of whether having been shown as due on any Tax Return). All material Taxes required to have been withheld from amounts paid or owing to any Person and paid over to any Governmental Authority in connection with the Business or any Purchased Asset have been duly and timely withheld and so paid. BSC has not received from any Governmental Authority any material written notice of proposed adjustment, deficiency or underpayment of any Taxes relating to the Purchased Assets or the Business, other than a proposed adjustment, deficiency or underpayment that has been satisfied by payment or settlement, or withdrawn. There are no Tax liens on any of the Purchased Assets (other than Permitted Encumbrances). No notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed with respect to the Purchased Assets or the Business to the effect that the filing of Tax Returns may be required and no Seller that is not a U.S. person pursuant to Section 7701(a)(30) of the Code holds a Purchased Asset that is a United States real property interest within the meaning of Section 897(c) of the Code.
Section 3.16  Material Contracts. (a) Section 3.16(a) of the Disclosure Schedule lists each of the following Contracts of BSC and the Sellers with respect to the Business or by which any of the Purchased Assets may be bound (such Contracts, whether listed or required to be listed, being the “Material Contracts”):
(i) any Contract for the distribution or sale of Products by the Business, which involved consideration or payments in excess of $250,000 in the aggregate during the year ended December 31, 2009 or contemplates or involves consideration or payments in excess of $250,000 after the date of this Agreement;

(ii) all Contracts with independent contractors or consultants (or similar arrangements) that involve annual payments in excess of $150,000, or in the case of Contracts with U.S. health care professionals $75,000, and are not cancelable without penalty or further payment and without more than 60 days’ notice;
(iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by BSC or any Seller of $250,000 or more and is not cancelable without penalty or further payment and without more than 60 days’ notice;
(iv) any employee collective bargaining Contract with any labor union, staff association, works council or other body of employee representatives;
(v) any lease for personal property providing for annual rentals payable by BSC or any Seller of $250,000 or more and is not cancelable without penalty or further payment and without more than 60 days’ notice;
(vi) any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company or other similar agreement or arrangement;
(vii) all Transferred IP Agreements;
(viii) all leases in respect of the Leased Real Property and the Cork Purchaser Leased Facility;
(ix) all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x) any Contract creating or granting a material Encumbrance (other than Permitted Encumbrances) on any Purchased Asset;
(xi) any other Contract with respect to the Business not made in the ordinary course of business which involved payments to or by BSC or any Seller in excess of $250,000 in the aggregate during the year ended December 31, 2009 or contemplates or involves payments to or by BSC or any Seller in excess of $250,000 in any 12 month period after the date of this Agreement; and
(xii) all material Contracts pursuant to which BSC or any of its Affiliates provides services in respect of the Business.
(b)    BSC has delivered to Purchaser true and complete copies (including all amendments, modifications and waivers thereto) of each written Material Contract, and a description of each oral Material Contract (if any). Each Material Contract (i) is legal, valid and binding on one or more of BSC and the Sellers and, to the Knowledge of BSC, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. None of BSC or the Sellers is in breach of, or default under, any Material Contract to which it is a party and, to the Knowledge of BSC, (i) no other party to any Material Contract is in breach of, or default under, any Material Contract and (ii) no event has occurred which with notice or lapse of time would constitute a breach or default, or would permit termination, modification or acceleration, under such Material Contract.
Section 3.17  FDA Regulatory Compliance. (a) BSC and the Sellers have all material Registrations from the United States Food and Drug Administration (the “FDA”) and any other comparable Governmental Authority required to conduct the Business as currently conducted, and Section 3.17 of the Disclosure Schedule sets forth a true and complete list of such Registrations. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of BSC, neither BSC nor the Sellers have received any written notice from the FDA or any comparable Governmental Authority that the FDA or such comparable Governmental Authority is considering limiting, suspending or revoking such Registrations or changing the marketing classification or labeling of the related Products. To the Knowledge of BSC, there is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable Governmental Authority. BSC and the Sellers have, in all material respects, fulfilled and performed their obligations under each such Registration, and no event has occurred or condition or state of facts exists which would constitute a material breach or material default or would cause revocation or termination of any such Registration. To the Knowledge of BSC, any third party that is a manufacturer or contractor with respect to the Products is in material compliance with all such Registrations insofar as they pertain to the manufacture of Products or components for the Products for BSC or the Sellers. Each Product that is subject to the jurisdiction of the FDA or any comparable Governmental Authority has been and is being developed, tested, investigated, manufactured, distributed, marketed, and sold in material compliance with all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by the FDA or any comparable Governmental Authority and any other applicable requirement of Law, including those regarding clinical research, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, adverse event reporting and reporting of corrections and removals.
(b)    Neither BSC nor any Seller has received, since January 1, 2008, any Form FDA-483, notice of adverse finding, Warning Letters, notice of violation or “untitled letters,” or notice of FDA action for import detentions or refusals for the FDA or other comparable Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations with respect to the Business. Neither BSC nor any Seller is subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Authority with respect to the Business. BSC and the Sellers have made all notifications, submissions and reports required by any such obligation, and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Authority with respect to the Business.

(c)    Since January 1, 2008, no Product has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and, to the Knowledge of BSC, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such Product; (ii) a change in the labeling of any such Product; or (iii) a termination, seizure or suspension of marketing of any such Product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any Product are pending or, to the Knowledge of BSC, threatened.
Section 3.18  Healthcare Regulatory Compliance. (a) None of BSC, any Seller nor, to the Knowledge of BSC, any officer, director, managing employee, agent (as those terms are defined in 42 C.F.R. § 1001.1001), or any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii), is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Federal Health Care Program Laws with respect to the Business.
(b)    None of BSC, any Seller nor, to the Knowledge of BSC, any officer, director, managing employee, agent (as those terms are defined in 42 C.F.R. § 1001.1001), or any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii): (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program in the conduct of the Business; (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program with respect to the Business; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA in the conduct of the Business; (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs with respect to the Business; or (v) to the Knowledge of BSC, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense with respect to the Business.
(c)    None of BSC, any Seller, nor, to the Knowledge of BSC, any officer, director, managing employee, agent (as those terms are defined in 42 C.F.R. § 1001.1001), or any other person described in 42 C.F.R. § 1001.1001(a)(1)(ii): has engaged in any activity in the conduct of the Business that is in material violation of, or is cause for civil penalties or mandatory or permissive exclusion under, the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related regulations, or any other Laws that govern the health care industry (collectively, “Federal Health Care Program Laws”), including any activity that violates any state or federal Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d)    To the Knowledge of BSC, no Person has filed or has threatened to file against BSC or any Seller an action relating to the Business under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).
(e)    BSC has delivered to the Purchaser true and complete copies of all agreements (each, a “Business Associate Agreement”) under which BSC or any Seller is a business associate, as such term is defined in 45 C.F.R. § 160.103, as amended, with respect to the Business. Neither BSC nor any Seller is in material breach of any Business Associate Agreement or in material violation of the administrative simplification provisions of HIPAA and the Federal Privacy and Security Regulations with respect to the Business. To the Knowledge of BSC, neither BSC nor any Seller is under investigation by any Governmental Authority for a material violation of HIPAA or the Federal Privacy and Security Regulations with respect to the Business, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights relating to any such violations.
(f)    To the extent BSC or any Seller provides to customers or others reimbursement coding or billing advice regarding Products and procedures related thereto, such advice is (i) in compliance with Medicare and other Federal Healthcare Program Laws, (ii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Ninth Revision, Clinical Modification (ICD 9 CM) and other applicable coding systems and (iii) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines.
(g)    BSC and the Sellers have an operational healthcare compliance program with respect to the Business, including a code of ethics or have adopted a code of ethics that governs all employees engaged in the Business, including sales representatives and their interactions with their physician and hospital customers.
Section 3.19  Product Liability. Since January 1, 2005, neither BSC nor any Seller has received written notice of a material claim for or based upon breach of product warranty or product specifications or any other allegation of material Liability resulting from the sale of any Product or the provision of any services related thereto. The Products sold on or prior to the Closing Date (including the features and functionality offered thereby) and services rendered by BSC or the Sellers related thereto comply in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such Products and services, true and complete copies of which have previously been delivered to the Purchaser.
Section 3.20  Customers and Suppliers. Section 3.20 of the Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers to and customers of the Business during (i) the fiscal year ended December 31, 2009 and (ii) the six months ended June 30, 2010 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such customer or supplier during such period. Since December 31, 2009, there has been no termination, cancellation or material curtailment of the business relationship of BSC or any Seller with respect to the Business with any such customer or supplier or group of affiliated customers or suppliers nor, to the Knowledge of BSC, has any such customer, supplier or group of affiliated customers or suppliers indicated in writing an intent to so terminate, cancel or materially curtail its business relationship with BSC or any Seller with respect to the Business.
Section 3.21  Certain Business Practices. Neither BSC nor any Seller in the conduct of the Business, nor, to the Knowledge of BSC, any of their respective directors, officers, agents or employees engaged in the Business has, in respect of the Business, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other federal, foreign, or state anti-corruption or anti-bribery Law or requirement applicable to BSC or any Seller.
Section 3.22  Brokers. Except for Bank of America Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of BSC. BSC is solely responsible for the fees and expenses of Bank of America Merrill Lynch.
Section 3.23  Disclaimer of BSC. EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF BSC, THE SELLERS, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE PURCHASED ASSETS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
          The Purchaser hereby represents and warrants to BSC as follows:
Section 4.01  Organization and Authority of the Purchaser and its Affiliates. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into and deliver this Agreement and the Ancillary Agreements to which it is, or will on the Closing Date be, party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, except as would not materially and adversely affect or materially delay or would reasonably be expected to materially and adversely affect or materially delay the ability of the Purchaser or its Affiliates to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which they will on the Closing Date be a party. Each Affiliate of the Purchaser that will be party to an Ancillary Agreement is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into and deliver the Ancillary Agreements to which it will on the Closing Date be party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Purchaser of this Agreement and the execution and delivery by the Purchaser and any of its Affiliates of an Ancillary Agreement to which it will on the Closing Date be party, the performance by the Purchaser of its obligations hereunder, and of the Purchaser and its Affiliates thereunder and the consummation by the Purchaser of the transactions contemplated hereby have been, or will be, as applicable, duly authorized by all requisite corporate action on the part of the Purchaser and such Affiliates. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser or any of its Affiliates will be party shall have been, duly executed and delivered by the Purchaser and such Affiliates, and (assuming due authorization, execution and delivery by BSC) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser or any of its Affiliates shall be party shall constitute, legal, valid and binding obligations of the Purchaser and such Affiliates, enforceable against them in accordance with their respective terms.
Section 4.02  No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act, the execution, delivery and performance by the Purchaser of this Agreement and of the Purchaser and its Affiliates of the Ancillary Agreements to which any of them will on the Closing Date be party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser or any such Affiliate, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, any such Affiliate or any of their respective assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to any Person any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, Contract, permit, franchise or other instrument or arrangement (or right thereunder) to which the Purchaser or any such Affiliate is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect or materially delay or would reasonably be expected to materially and adversely affect or materially delay the ability of the Purchaser or its Affiliates to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which they will on the Closing Date be a party.
Section 4.03  Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is, or will on the Closing Date be, party by the Purchaser and each Purchaser Affiliate do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) the pre-merger notification and waiting period requirements of the HSR Act, (b) any additional consents, approvals, authorizations, filings and notifications required under any other applicable Antitrust Laws, or (c) where failure to obtain such consent, approval, authorization or action or to make any such filing or notification, would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which it or any of them is, or will on the Closing Date be, party by the Purchaser and each Purchaser Affiliate.
Section 4.04  Financing. The Purchaser has cash and cash equivalents, available lines of credit or other sources of immediately available funds to enable it to pay, in cash, the Initial Purchase Price and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate all the transactions contemplated hereby and thereby.
Section 4.05  Litigation. No Action by or against the Purchaser or any Purchaser Affiliate is pending or, to the best knowledge of the Purchaser, threatened, before any Governmental Authority that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or that would reasonably be expected to hinder, impair or delay the ability of the Purchaser or any Purchaser Affiliate to consummate the transactions contemplated hereby or thereby.
Section 4.06  Brokers. Except for Barclays Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Barclays Capital, Inc.
Section 4.07  BSC’s Representations. The Purchaser is purchasing the Purchased Assets and assuming the Assumed Liabilities based solely on the results of its inspections and investigations, and not on any representation or warranty of BSC or any Seller not expressly set forth in this Agreement. The Purchaser hereby agrees and acknowledges that other than the representations and warranties made in Article III, none of BSC, the Sellers, their Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the Business including as to merchantability or fitness for any particular use or purpose, the operation of the Business by the Purchaser after the Closing or the probable success or profitability of the Business after the Closing. Based on the inspections and investigations referred to above and the representations and warranties set forth in Article III, the Purchaser is relinquishing any right to any claim based on any representation or warranty other than those specifically included in Article III.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01  Conduct of Business Prior to the Closing.
(a)    BSC covenants and agrees that between the date hereof and the Closing, BSC shall, and shall cause each Seller to:

(i) conduct the Business in the ordinary course consistent with past practice in all material respects;
(ii) use commercially reasonable efforts to preserve intact in all material respects the business organization of the Business; and
(iii) use commercially reasonable efforts to preserve the goodwill and relationships with customers, distributors, sales agents, suppliers, licensees and licensors and others having business dealings with the Business.
(b)    BSC covenants and agrees that between the date hereof and the Closing (or in the case of clause (i) below, between the date hereof and the Deferred Closing Date for the Deferred Assets, or in the case of clauses (xiii) and (xiv) below, between the date hereof and the Deferred Closing Date, or in the case of clauses (ii), (iii) and (vii) below, between the date hereof and the Closing Date for the Closing Transfer Employees and between the Closing Date and the applicable Employee Transfer Date for the Cork Transfer Employees, the Fremont Transfer Employees, the West Valley Transfer Employees, the Deferred Closing Transfer Employees and the Delayed Transfer Employees) without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, delayed or conditioned), BSC will not, and will not permit the Sellers to, with respect to the Business:
(i) sell, lease, transfer or otherwise dispose (other than the sale of inventories in the ordinary course consistent with past practice) of or permit or allow all or any portion of any of the Purchased Assets or the Deferred Assets (whether tangible or intangible) or any Leased Real Property or the Cork Purchaser Leased Facility to be subjected to any Encumbrance, other than Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing (or the Deferred Closing in the case of the Deferred Assets);
(ii) grant, implement or announce any increase or decrease in the salaries, wage rates, bonuses or other benefits payable by BSC or any of the Sellers to any of the employees of the Business that would be Corresponding Transfer Date Employees pursuant to Section 6.01, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of BSC, including ordinary course annual grants of equity-based awards or as set forth in Section 3.14(j) of the Disclosure Schedule;
(iii) establish, adopt or amend in any material respect any Plan covering any employees of the Business that would be Corresponding Transfer Date Employees pursuant to Section 6.01, except for such establishments, adoptions or amendments that are consistent with those made in respect of Plans covering employees of BSC Other Businesses or those required by Law;
(iv) change any method of accounting or accounting practice or policy or internal control procedures used by BSC (as it relates to the Business), other than such changes required by U.S. GAAP or Law;

(v) fail to exercise any rights of renewal with respect to any Leased Real Property or with respect to any lease affecting the Cork Purchaser Leased Facility that by its terms would otherwise expire;
(vi) settle or compromise any material claims of BSC or the Sellers (to the extent relating to the Business), other than settlements of any claims against BSC or any Seller solely for money damages payable prior to the Closing Date;
(vii) transfer any Corresponding Transfer Date Employee to another business unit of BSC or terminate the employment of any Corresponding Transfer Date Employee other than for cause;
(viii) enter into, extend, materially amend, cancel or terminate other than for cause (except with respect to any lease for a Transferred Site) any Material Contract or agreement which if entered into prior to the date hereof would be a Material Contract, other than customer or supplier contracts in the ordinary course of business consistent with past practice;
(ix) acquire any material asset or property primarily related to the Business other than in the ordinary course consistent with past practice;
(x) delay payment of any account payable or other Liability of the Business beyond its due date or the date when such Liability would have been paid in the ordinary course of business consistent with past practice;
(xi) materially amend the current insurance policies in respect of the Business, except for such amendments that are consistent with those made in respect of insurance policies for BSC Other Businesses;
(xii) settle or compromise any material claims of BSC or the Sellers (to the extent relating to the Business) that would constitute a Deferred Asset, other than settlements of any such claims against BSC or any Seller solely for money damages payable prior to the Deferred Closing Date;
(xiii) enter into any Contract that will be a Transferred Contract on the Deferred Closing Date for a Deferred Closing Country or extend, materially amend, cancel or terminate other than for cause any Contract that will be a Transferred Contract on the Deferred Closing Date for a Deferred Closing Country; or
(xiv) agree to take any of the actions specified in this Section 5.01(b), except as expressly contemplated by this Agreement and the Ancillary Agreements.

Section 5.02  Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, BSC shall, and shall cause its officers, directors, employees, agents, representatives, accountants and counsel to, (i) afford the Purchaser and its officers, employees and authorized agents and representatives reasonable access to the offices, properties and books and records of BSC and the Sellers (to the extent relating to the Business) and (ii) furnish to the officers, employees, and authorized agents and representatives of the Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) as the Purchaser may from time to time reasonably request (including, subject to the rights of any landlord, access to conduct an environmental site assessment of any Transferred Site, provided that such assessment shall not include any sampling or testing of any soil, groundwater, air or other environmental media, or building material, without the express written consent of BSC, such consent to be withheld at the sole discretion of BSC); provided that any such access or furnishing of information shall be conducted at the Purchaser’s expense, during normal business hours, under the supervision of BSC’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Business. Notwithstanding anything to the contrary in this Agreement, BSC shall not be required to disclose any information to the Purchaser if such disclosure would be reasonably likely to, (i) jeopardize any attorney-client or other legal privilege (provided that BSC shall, and shall cause the Sellers to, use commercially reasonable efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege) or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof (provided that BSC shall, and shall cause the Sellers to, use commercially reasonable efforts to put in place an arrangement to permit such disclosure without violating such Law, duty or agreement).
(b)    In order to facilitate the resolution of any claims made against or incurred by BSC or the Sellers relating to the Business or for any other reasonable purpose, for a period of seven years after the Closing or the expiration of the relevant period for the statutes of limitations, the Purchaser shall (i) retain the books and records relating to the Business relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of BSC or the Sellers reasonable access (including the right to make, at BSC’s expense, photocopies), during normal business hours, to such books and records; provided that the Purchaser shall notify BSC at least 20 Business Days in advance of destroying any such books and records in order to provide BSC the opportunity to copy such books and records in accordance with this Section 5.02(b).
(c)    In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser relating to the Business or for any other reasonable purpose, for a period of seven years after the Closing or the expiration of the relevant period for the statutes of limitations, BSC shall (i) retain the books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Purchaser and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser reasonable access (including the right to make, at the Purchaser’s expense, photocopies), during normal business hours, to such books and records; provided that BSC shall notify the Purchaser at least 20 Business Days in advance of destroying any such books and records in order to provide the Purchaser the opportunity to copy such books and records in accordance with this Section 5.02(c).

(d)    Notwithstanding anything to the contrary in this Agreement, this Section 5.02 shall not apply to Tax Returns and related information (that are exclusively addressed in Section 5.14).
Section 5.03  Confidentiality. (a) The terms of the letter agreement dated as of April 5, 2010 (the “Confidentiality Agreement”) between BSC and the Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section 5.03 shall terminate; provided that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) relating to the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.
(b)    Nothing provided to the Purchaser pursuant to Section 5.02(a) shall in any way amend or diminish the Purchaser’s obligations under the Confidentiality Agreement. The Purchaser acknowledges and agrees that any Evaluation Material provided to the Purchaser pursuant to Section 5.02(a) or otherwise by BSC, the Sellers or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.
Section 5.04  Regulatory and Other Authorizations. (a) Each party shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, including cooperation to enable the Purchaser to obtain, to the extent not included in the Purchased Assets, all material Permits and Registrations necessary for the operation of the Business as currently conducted and as currently proposed to be conducted and the ownership of the Purchased Assets. Each party hereto agrees to make promptly (but in no event later than ten Business Days of the date hereof) its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, or trade regulation Law (together with the HSR Act, the “Antitrust Laws”), to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the applicable Antitrust Law and not to enter into any transaction prior to the Closing that would reasonably be expected to make it more difficult, or increase the time required, to obtain any necessary consents or approvals under such Laws.
(b)    Each party shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all information relating to the other and each of their respective Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with this Agreement and the transactions contemplated hereby; provided that materials may be redacted (x) to remove references concerning the valuation of the Purchased Assets, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(c)    Without limiting the generality of the foregoing, the parties agree to use their reasonable best efforts to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the End Date. In addition, the parties shall use their reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the End Date. Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals under the HSR Act or any other Antitrust Law, neither the Purchaser nor any of its Affiliates shall be required to divest or hold separate any material assets or business.
(d)    Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement and permit the other party to review in advance (and to consider any comments made by the other party in relation to) any proposed communication by such party to any Governmental Authority relating to such matters. Neither party to this Agreement shall participate in or agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to such matters unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion. The parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Each party to this Agreement will provide the outside legal counsel for the other party with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the transactions contemplated by this Agreement; provided that materials may be redacted (x) to remove references concerning the valuation of the Purchased Assets, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(e)    Each party to this Agreement shall (i) subject to Section 5.04(d) above, respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Authority in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated by this Agreement, (ii) not extend any waiting period or agree to refile under the HSR Act (except with the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned or delayed) and (iii) not enter into any agreement with any Governmental Authority agreeing not to consummate the transactions contemplated by this Agreement.
Section 5.05  Consents. (a) Each party hereto agrees to use commercially reasonable efforts to obtain any consents, approvals and authorizations not contemplated by Section 5.04 that may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. In furtherance of the foregoing, the parties further agree as set forth in Schedule 5.05.
(b)    Each party hereto agrees that, in the event that any consent, approval or authorization necessary to preserve for the Business any right or benefit under any Contract to which BSC or any Seller is a party is not obtained prior to the Closing, BSC will, and will cause the Sellers to, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, BSC shall, and shall cause the Sellers to, use their commercially reasonable efforts to provide the Purchaser with the rights and benefits of the affected Contract for the term of such Contract, and, if BSC and the Sellers provide such rights and benefits, the Purchaser, as the case may be, shall assume the obligations and burdens thereunder to the same extent provided in Schedule 2.02(a)(i) in respect of Transferred Contracts and to the extent the obligations and burdens are not substantially different than the obligations and burdens on BSC or Sellers under such Contract as of the Closing Date and do not include any Excluded Liabilities set forth in Sections 2.02(b)(i) through (xiv).
Section 5.06  Retained Names and Marks. (a) The Purchaser hereby acknowledges that all right, title and interest in and to the “BOSTON SCIENTIFIC”, “BSCI” and “BSC” names, together with all names that resemble the foregoing so as to be likely to cause confusion or mistake or to deceive, and all trademarks, service marks, Internet domain names, tag lines, logos, trade names, trade dress, packaging designs, media branding designs, company names and other identifiers of source or goodwill containing or incorporating any of the foregoing (collectively, the “Retained Names and Marks”) shall be retained by BSC or any of its Affiliates, and that, except as expressly provided below, any and all right of the Purchaser to use the Retained Names and Marks hereunder shall terminate as of the Closing and shall immediately revert to BSC, along with any and all goodwill associated therewith. The Purchaser further acknowledges that it is not acquiring any rights to use the Retained Names and Marks, except as expressly provided herein.
(b)    After the Closing Date, the Purchaser shall be entitled to use, solely in connection with the operation of the Business as operated in all material respects immediately prior to the Closing, all of its existing stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory, packaging and other documents and materials (“Existing Stock”) containing the Retained Names and Marks, provided that the Purchaser shall use commercially reasonable efforts to remove, or cease using the Retained Names and Marks (or in the case of advertisements, promotional materials, inventory and packaging, over-label or re-sticker such Existing Stock so as to conceal such Retained Names and Marks) as promptly as practicable after the Closing. After the twelve (12) month anniversary of the Closing Date (or until such Existing Stock is exhausted in the case of the inventory of any Product for which the Retained Names and Marks are embedded in such Product as part of the manufacturing process and not reasonably capable of being stickered or labeled), the Purchaser shall have no right to use the Retained Names and Marks hereunder and shall have removed or obliterated all Retained Names and Marks from such Existing Stock or ceased using such Existing Stock (or in the case of advertisements, promotional materials, inventory and packaging, shall have over-labeled or re-stickered such Existing Stock so as to conceal such Retained Names and Marks).
(c)    Except as expressly provided in this Section 5.06, no other right to use the Retained Names and Marks is granted by BSC to the Purchaser or its Affiliates whether by implication or otherwise, and nothing hereunder permits the Purchaser or its Affiliates to use the Retained Names and Marks in any manner other than in connection with Existing Stock. The Purchaser shall ensure that all its uses of the Retained Names and Marks as provided in this Section 5.06 shall be only with respect to goods and services of a level of quality commensurate with the quality of goods and services with respect to which the Retained Names and Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Retained Names and Marks under this Section 5.06 shall inure solely to the benefit of BSC. The Purchaser or its Affiliates shall not use the Retained Names and Marks hereunder in any manner that may damage or tarnish the reputation of BSC or the goodwill associated with the Retained Names and Marks. For the avoidance of doubt, nothing in this Section 5.06 shall preclude the Purchaser and its Affiliates from keeping records and other historical or archived documents containing or referencing the Retained Names and Marks or referring to the historical fact that the Business was previously conducted under the Retained Names and Marks, provided that with respect to any such reference, the Purchaser shall not use the Retained Names and Marks to promote any products or services and the Purchaser shall make explicit that the Business is no longer affiliated with BSC, the Sellers or any of their Affiliates.
(d)    The Purchaser agrees that BSC shall have no responsibility for claims by third parties arising out of, or relating to, the use by the Purchaser of any Retained Names and Marks after the Closing, except as provided under Article VIII. In addition to any and all other available remedies, and except as provided pursuant to Article VIII, the Purchaser shall indemnify and hold harmless BSC and its Affiliates, and their officers, directors, employees, agents, successors and assigns, from and against any and all such claims that may arise out of the use of the Retained Names and Marks by the Purchaser (i) in accordance with the terms and conditions of this Section 5.06, other than such claims that the Retained Names and Marks infringe the Intellectual Property rights of any third party, or (ii) in violation of or outside the scope permitted by this Section 5.06. Notwithstanding anything in this Agreement to the contrary, the Purchaser hereby acknowledges that in the event of any breach or threatened breach of this Section 5.06, BSC, in addition to any other remedies available to it, shall be entitled to seek a preliminary injunction, temporary restraining order or other equivalent relief restraining the Purchaser and any of its Affiliates from any such breach or threatened breach.
Section 5.07  Notifications. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any breach of a representation or warranty or covenant of such party, which breach would reasonably be expected to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied. The delivery of notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.
Section 5.08  Bulk Transfer Laws. Each party hereby waives compliance by the other parties with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.
Section 5.09  Audited Special Purpose Financial Statements. BSC has retained Ernst & Young LLP to audit the unaudited special purpose statement of assets to be acquired and liabilities to be assumed of the Business for the fiscal years ended as of December 31, 2008 and December 31, 2009 and the related unaudited special purpose statements of revenue and direct expenses of the Business and prior to the Closing shall (i) deliver to the Purchaser such audited special purpose financial statements (the “Audited Special Purpose Financial Statements”) and (ii) after the execution by the Purchaser of such reasonable acknowledgement or non-reliance letters as BSC’s auditors may request, permit access to the work papers related thereto; provided that any information in such workpapers not pertaining to the Business shall be redacted prior to access by the Purchaser of such workpapers (provided that such redaction shall not impair any information pertaining to the Business).
Section 5.10  Non-Solicitation. (a) BSC shall not, and shall cause its Affiliates not to, without the prior written consent of the Purchaser or except as expressly provided in any Ancillary Agreement, for a period of 18 months from the applicable Employee Transfer Date, directly or indirectly, solicit for employment or hire any Transferred Employee whose employment was transferred as of such Employee Transfer Date; provided that (i) BSC and its Affiliates are not prohibited from employing any such person who contacts BSC or any such Affiliate on his or her own initiative and without any direct or indirect solicitation by BSC or such Affiliate, and (ii) the term “solicit for employment” shall not be deemed to include general solicitations of employment not specifically directed toward any such Person.
(b)    The Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of BSC or except as expressly provided in any Ancillary Agreement, for a period of (x) except as otherwise provided in clause (y) below, 18 months from the Closing Date in the case of clause (I) below and 12 months from the Closing Date in the case of clause (II) below, directly or indirectly, solicit for employment or hire any individual who is employed by BSC or any of its Affiliates as of the date hereof (or at any time during such period) and (I) becomes known to the Purchaser or any of its Affiliates or any officer, director, employee, agent or advisor of the Purchaser or its Affiliates as a result of the transactions contemplated by this Agreement or the Ancillary Agreements or (II) is recommended as a potential employee of the Purchaser or any of its Affiliates (who, when hired, would be classified as a Manager or above in the Purchaser’s human resources system) by any of the individuals who received a Special Retention Bonus Program Participation Notice as described in Section 6.03 of the Disclosure Schedule, to the individual with responsibility for hiring decisions on behalf of the Purchaser or any of its Affiliates or (y) 18 months from the Cork Manufacturing Transfer Date, the Fremont Manufacturing Transfer Date or the West Valley Manufacturing Transfer Date (as applicable), directly or indirectly, solicit for employment or hire any individual (other than the Transferred Employees) who (A) is employed in the Cork Facility or the Fremont manufacturing facility by BSC or any of its Affiliates as of the Cork Manufacturing Transfer Date or the Fremont

Manufacturing Transfer Date, respectively, or (B) was employed in the West Valley Facility prior to the West Valley Manufacturing Transfer Date and is employed elsewhere by BSC or any of its Affiliates as of the West Valley Manufacturing Transfer Date; provided that (i) the Purchaser and its Affiliates are not prohibited from employing any such person who contacts the Purchaser or any such Affiliate on his or her own initiative and without any direct or indirect solicitation by the Purchaser or such Affiliate, and (ii) the term “solicit for employment” or “solicitation” shall not be deemed to include general solicitations of employment not specifically directed toward any such person.
Section 5.11  Non-Competition (a) Except as otherwise specifically provided in any of the Ancillary Agreements, for a period of three years after the Closing Date, the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, anywhere in the world, use in the Restricted Areas, except in those Restricted Areas described in clauses (d), (f) and (h) of the definition of Restricted Areas, any of (i) the products set forth on Schedules A through C to the Technology Transfer Agreement, including as improved during such three year period, (ii) the Transferred Intellectual Property, (iii) the Intellectual Property provided under the Transferred IP Agreements or (iv) the Transferred Products Know-how (which, as used in this Section 5.11(a), has the meaning assigned to it in the Technology Transfer Agreement) licensed under the Technology Transfer Agreement.
(b)    Except as otherwise specifically provided in any of the Ancillary Agreements, for either (x) a period of five years after the Closing Date or (y) a period of three years after the last Facility Transfer Date, whichever is longer, BSC shall not, and shall cause its Affiliates not to, directly or indirectly, anywhere in the world, engage in the Business or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control or participate in or be connected with, as a member, agent, partner, stockholder or investor, any Person anywhere that engages in the Business; provided that, for the purposes of this Section 5.11(b), (i) the ownership of securities having no more than five percent of the outstanding voting power of any such Person which are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.11(b) as long as BSC and its Affiliates have no other connection or relationship with such Person, (ii) the ownership of no more than ten (10) percent of the outstanding ownership interest in any fund which invests in, manages or operates such Person shall not be deemed to be in violation of this Section 5.11(b) so long as (A) the principal purpose of such fund is not to make investments in Persons that engage in the Business, and (B) BSC or the Affiliate thereof owning such interest does not control or exercise any influence over such Person, and (ii) BSC and its Affiliates shall not be prohibited from acquiring shares of capital stock or assets of any Person (an “Acquired Business”) that has operations that would otherwise be restricted under this Section 5.11(b) or from continuing to operate such Acquired Business if (A) the primary purpose or effect of such acquisition shall not be for BSC or its Affiliates to engage in the Business, (B) the Acquired Business is not primarily engaged in any business that engages in the Business, and (C) either (x) the annual net revenues of the portion of the Acquired Business that engages in the Business do not exceed $30 million for the most recently completed fiscal year of the Acquired Business prior to such acquisition or (y) if the annual net revenues of the portion of the Acquired Business that engages in the Business exceed $30 million for the most recently completed fiscal year or in any twelve (12) month period ending after the Closing Date (but prior to the expiration of the period set forth in the preceding sentence), BSC and its Affiliates shall sell or otherwise dispose of that portion of the Acquired Business that engages in the Business no later than twelve (12) months after either the date of such acquisition or the last day of the last month of the twelve month period in which the aggregate net revenues of the portion of the Acquired Business that engaged in the Business exceeded $30 million, as applicable. Notwithstanding anything to the contrary, nothing in this Section 5.11(b) shall apply to any Person or its Affiliates (other than BSC and its Affiliates prior to the date of acquisition (and their respective assets however held)) that acquires a majority of the capital stock of BSC and that prior to such acquisition already was engaged in the Business.
(c)    If any covenant in this Section 5.11 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, the parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 5.11 in any situation in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the court or Governmental Authority making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 5.11 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 5.11 will be enforceable as so modified.
(d)    Nothing in this Section 5.11 shall prevent Purchaser or its Affiliates from reprocessing any medical device for any purpose for use in any field; provided that the foregoing shall not permit the Purchaser or any of its Affiliates to market or promote any Product described in clause (i) of Section 5.11(a) in a manner that violates Section 5.11(a).
Section 5.12  Collection of Accounts Receivables; Inventory.
(a)    To the extent any amounts with respect to Accounts Receivable are received by the Purchaser or any of its Affiliates that arise from the conduct of the Business prior to 11:59 pm on the day immediately preceding the Closing Date or by BSC or any of its Affiliates that arise from the conduct of the Business after such time, the Purchaser or BSC, as the case may be, shall promptly remit such amounts to the other.
(b)    BSC covenants and agrees that the value of gross finished goods inventory included in the Purchased Assets as of the Closing Date, determined in a manner consistent with the Unaudited Special Purpose Financial Statements, shall not be less than the amount set forth on Schedule 5.12(b).
Section 5.13  Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, the Transferred Contracts or otherwise, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.14  Tax Cooperation and Exchange of Information. BSC and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes relating to this Agreement, the Purchased Assets or the Business. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities; provided that in no event shall BSC or the Purchaser or any of their respective Affiliates be required to provide access to or copies of any income Tax Returns of BSC, the Purchaser, or any such Affiliate including the Sellers. BSC and the Purchaser will make themselves (and their respective employees) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.14. Each of BSC and the Purchaser will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters relevant to the Purchased Assets for the taxable period first ending after the Closing and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) six years following the due date (without extension) for such Tax Returns. After such time, before BSC or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given the opportunity, after 90 days’ prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 5.14 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Any out-of-pocket expenses incurred in furnishing such information or assistance pursuant to this Section 5.14 shall be borne by the party requesting it.
Section 5.15  Conveyance Taxes. Conveyance Taxes attributable to the sale of the Purchased Assets or the Business shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by BSC and the Sellers when due. Without limiting the foregoing, each party shall complete and execute a resale or other exemption certificate with respect to inventory and similar items sold hereunder, and shall provide the other party with an executed copy thereof. BSC, the Sellers and the Purchaser shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Conveyance Taxes. The Purchaser, BSC and the Sellers shall cooperate in the preparation and filing of all necessary Tax Returns or other documents with respect to all such Conveyance Taxes; provided, however, that in the event any such Tax Return requires execution by any Seller, the Purchaser shall prepare and deliver to such Seller a copy of such Tax Return at least five (5) days before the due date thereof, and such Seller shall promptly execute such Tax Return and deliver it to the Purchaser, which shall cause it to be filed. The parties shall provide reimbursement for any Tax described in this Section 5.15 that is paid by the other parties as may be necessary such that the Purchaser, on the one hand, and BSC and the Sellers, on the other each pay fifty percent (50%) of such Conveyance Taxes.
Section 5.16  VAT and Recoverable Taxes. Save as otherwise provided in this Agreement, Recoverable Taxes shall be borne entirely by the party entitled to recover such Taxes under applicable Law. VAT, to the extent not considered Recoverable Taxes, shall be paid by the Purchaser on any supplies effected for VAT purposes under or pursuant to the terms of this Agreement in accordance with the provisions of this Section 5.16. The Purchaser, BSC and the Sellers shall cooperate to file any Tax Return relating to VAT or Recoverable Taxes, to the extent necessary. To the extent that any VAT is chargeable on any Purchased Assets transferred pursuant to this Agreement, the transferring person (the “Supplier”) shall deliver to the recipient (the “Recipient”): (i) a valid VAT invoice where required by applicable Law or practice and (ii) any other documentation as may be reasonably requested by the Recipient to assist it to recover the VAT chargeable or payable, in each case, in such form and within such timing as may be required by Law. An amount equal to the amount of VAT chargeable or payable by the Supplier on the Purchased Assets transferred shall be paid in addition to the consideration provided in this Agreement, by the Recipient to the Supplier within five (5) Business Days of receipt of a valid VAT invoice (or where no invoice is required, within five (5) Business Days of demand) or, if later, two (2) Business Days before the date on which the obligation to account for VAT would have had to be discharged in order to avoid liability to interest or a charge or penalty. The Supplier shall account for all amounts in respect of VAT paid to it by the Recipient to the appropriate Tax Authorities in compliance with applicable Laws. The Supplier and the Recipient shall use reasonable efforts and cooperate in good faith to determine the appropriate rate of VAT and to exempt the transfer of the Purchased Assets from any VAT and/or, where available, to apply for a specific VAT-relief for a “Transfer Of a Going Concern” (TOGC). This shall include, but not be limited to, cooperation to ensure that the transfer of the Purchased Assets is treated as the transfer of a business or part thereof under Articles 19 and 29 of the VAT Directive (2006/112/EC) and is not a supply of goods or the supply of services. In the event that VAT is incorrectly charged by the Supplier, and the Supplier is entitled to recover the amount of incorrectly charged VAT, the Supplier shall use its reasonable best efforts to recover such amount and shall pay such recovered amount over to the Recipient within three (3) Business Days after receipt thereof.
Section 5.17  Proration of Taxes. Except as provided in Section 5.15 or 5.16, the portion of any Tax payable with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the Closing Date or Facility Transfer Date applicable to the Purchased Asset or Transferred Employee (or, with respect to any Deferred Asset or Deferred Closing Transfer Employee, the applicable Deferred Closing Date) shall be (i) in the case of property and similar ad valorem Taxes and any other Taxes not described in clause (ii) below relating to the Purchased Assets or the Business, equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall on or prior to the Closing Date, Facility Transfer Date or Deferred Closing Date, as applicable, and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of sales and similar Taxes, employment Taxes and other Taxes that are readily apportionable based on an actual or deemed closing of the books relating to the Purchased Assets or the Business, computed as if such taxable period ended as of the close of business on the Closing Date or Facility Transfer Date applicable to the Purchased Asset or Transferred Employee or, with respect to any Deferred Asset or Deferred Closing Transfer Employee, the applicable Deferred Closing Date. If any Taxes subject to proration pursuant to the preceding sentence are paid by the Purchaser or its Affiliates, on the one hand, or BSC or its Affiliates, on the other hand, then the proportionate amount of such Taxes for which the non-paying party is responsible under the terms of this

Agreement shall be promptly reimbursed to the paying party by the non-paying party after the payment of such Taxes. Any refunds, credits or similar benefits relating to such Taxes shall be allocated between the Purchaser and BSC in the same manner that the Taxes to which the refunds, credits or similar benefits relate were paid, and BSC shall promptly pay to the Purchaser, or the Purchaser shall promptly pay to BSC, as the case may be, the portion of such refund, credit or similar benefit received or realized that is allocable to the other party hereunder.
Section 5.18  BSC Compensation Tax Items. (a) BSC and the Purchaser acknowledge and agree that BSC and its Affiliates will take into account any BSC Compensation Tax Items in computing liability for U.S. federal, state and local income Taxes (and shall be responsible for all withholding and information reporting with respect to such amounts), and that neither the Purchaser nor any of its Affiliates will take into account any such BSC Compensation Tax Items in computing liability for such Taxes except as provided in this Section 5.18 or as otherwise required by applicable Law. The same approach shall be followed for purposes of computing liability for Taxes outside the United States, except to the extent the Laws of a particular jurisdiction provide to the contrary.
(b)    If BSC determines that, under applicable Law, neither BSC nor any of its Affiliates is permitted to take into account any BSC Compensation Tax Item, and the Purchaser or any of its Affiliates determines in good faith that it is permitted or required to take into account such BSC Compensation Tax Item in computing its income Tax liability, which determination shall be conclusive and binding on the parties, then the Purchaser shall calculate in good faith and pay to BSC the amount of any actual income Tax savings realized in the year such BSC Compensation Tax Item is taken into account as a result of the BSC Compensation Tax Item, it being understood that an actual income Tax saving shall only be treated as occurring in a year to the extent that the Purchaser’s actual income Tax payable in respect of such year without taking the BSC Compensation Tax Item into account is greater than the amount of actual income tax that would have been payable in such year had such BSC Compensation Tax Item not been taken into account. The Purchaser shall make such payment, reduced by all expenses (including any employment Taxes) incurred by the Purchaser or any of its Affiliates in connection with this Section 5.18, to BSC, and provide BSC with copies of the calculations of such actual income Tax savings, within ninety (90) days following the filing of the Purchaser’s income tax Return for the year in which such BSC Compensation Tax Item is realized. The Purchaser’s calculation of such Tax savings shall be binding and conclusive on the parties in the absence of manifest error. In the event that the Purchaser’s deduction of any BSC Compensation Tax Item is disallowed by any Governmental Authority in any audit, litigation, proceeding or otherwise, BSC shall repay to Purchaser the amount Purchaser determines it had previously paid to BSC in respect of such disallowed BSC Compensation Tax Item, together with any penalty, interest or other charges imposed by any Governmental Authority in connection with such disallowance and any other out of pocket expenses incurred by the Purchaser or any of its Affiliates.
(c)    In connection with any BSC Compensation Tax Items, BSC and the Purchaser agree to provide each other with such cooperation and information as either of them reasonably may request of the other, as provided under Section 5.14, which cooperation shall include providing information with respect to information reporting and withholding requirements applicable to the exercise by Transferred Employees and Former Employees of options to acquire BSC capital stock and the coordination of the responsible party for such reporting and withholding requirements.
Section 5.19  Tax Treatment of Deferred Transfers. The parties agree that (i) with respect to any Purchased Asset that is to be transferred to the Purchaser pursuant to the Separation Agreement and (ii) with respect to any Deferred Asset that is to be transferred to the Purchaser on a Deferred Closing Date, a completed sale shall not be treated as occurring for Tax purposes until the relevant Facility Transfer Date or Deferred Closing Date, as applicable, on which legal title to the Purchased Asset passes to the Purchaser. Neither the Purchaser nor BSC shall take (or cause any Affiliate to take) any position to the contrary in any Tax Return or other Tax filing, or in connection with a Tax audit, litigation or other proceeding.
Section 5.20  Successor Employer. BSC, the Sellers and the Purchaser shall, to the extent possible, treat the Purchaser as a “successor employer” and BSC and the Sellers as “predecessors,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferred Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act, as amended, or the United States Federal Insurance Contributions Act, as amended. Each of the Purchaser, BSC and the Sellers agrees to adopt the “Standard Procedure” described in IRS Revenue Procedure 2004-53 and furnish a separate IRS Form W-2 to each Transferred Employee with respect to wages paid by the Purchaser, on the one hand, and BSC and the Sellers, on the other.
Section 5.21  Risk of Loss. The risk of loss or damage by fire or other casualty to any of the Transferred Sites or Tangible Personal Property before the Closing is assumed by BSC. In the event that any of the Transferred Sites or Tangible Personal Property shall suffer any fire or casualty or any injury before the Closing, BSC agrees to (i) repair the damage (or cause the damage to be repaired by a landlord, as applicable) at its sole cost and expense before the Closing Date, (ii) assign to the Purchaser the proceeds of all insurance coverage in respect of such loss so long as such proceeds are a reasonable approximation of the cost of such repairs, or (iii) make an appropriate reduction in the Initial Purchase Price based on a reasonable approximation of the cost of such repair. Except as otherwise provided in the Separation Agreement, the risk of loss or damage by fire or other casualty to any of the Transferred Sites or Tangible Personal Property after the Closing is assumed by the Purchaser.
Section 5.22  Intercompany Arrangements. Notwithstanding any other provision of this Agreement to the contrary (other than pursuant to any Ancillary Agreement) as of the Closing, all services, commitments, agreements or other arrangements that existed prior to the Closing between BSC and any Seller or any other Affiliate of BSC with respect to the Business shall cease or be terminated. Any such cessation or termination shall be without penalty to, and shall not require any action by, the Purchaser or any of its Affiliates.
Section 5.23  Mixed Contracts. Except as may otherwise be agreed by the parties in writing, any Contract (other than any Transferred Contract) to which BSC or any Seller is a party prior to the Closing, in each case, that inures to the benefit or burden of each of the Business and the BSC Other Businesses, including those Contracts listed on Schedule 5.23 of the Disclosure Schedule (a “Mixed Contract”), shall, to the extent commercially reasonable, be separated on or after the Closing so that each of the Purchaser and BSC shall be entitled to the rights and benefits and shall assume the related portion of any Liabilities inuring to their respective businesses. If any Mixed Contract cannot be so separated, BSC and the Purchaser shall, and shall cause each of their respective Affiliates to, take such other commercially reasonable efforts to cause (i) the rights and benefits associated with that portion of each Mixed Contract that relates to the Business to be enjoyed by the Purchaser; (ii) the Liabilities associated with that portion of each Mixed Contract that relates to the Business to be borne by the Purchaser; (iii) the rights and benefits associated with that portion of each Mixed Contract that relates to the BSC Other Businesses to be enjoyed by BSC; and (iv) the Liabilities associated with that portion of each Mixed Contract that relates to the BSC Other Businesses to be borne by BSC. The costs of such separation shall be borne by the parties in proportion to the rights and benefits inuring to each of them under the Mixed Contract. Notwithstanding anything to the contrary contained herein, the Liabilities to be borne by the Purchaser under any Mixed Contracts hereunder shall not include and the Purchaser shall not assume or have any responsibility for, and BSC shall, and shall cause the Sellers to, retain and be responsible for paying, performing and discharging when due, any Excluded Liabilities set forth in Sections 2.02(b)(i) through (xiv).
Section 5.24  Schedules and Exhibits to Certain Ancillary Agreements; OUS Transfer Agreements. (a) The parties acknowledge that the schedules and exhibits specified in Schedule 5.24(a) that are attached to the forms of the Separation Agreement, the Transition Services Agreement, the Supply Agreement and the Sales Agent Agreement are subject to modification between the date hereof and the Closing Date to the extent agreed by the parties, including to provide for greater detail or specificity regarding the subject matter thereof. The parties agree to negotiate in good faith any such modifications to such schedules and exhibits prior to the Closing Date; provided that the parties hereby acknowledge and agree that, subject to their compliance with such obligation to negotiate in good faith, failure to agree on any modifications to such schedules and exhibits will not excuse either party from the performance of any of its obligations hereunder, including its obligation to effect the Closing on the terms and subject to the conditions set forth in Article VII.
(b)    BSC and the Purchaser agree to negotiate in good faith to make any changes necessary to the form of OUS Transfer Agreement attached hereto to conform to applicable local Law, provided that the economic and legal substance of the transactions contemplated by this Agreement are not affected by such changes. In the event of any inconsistency between this Agreement and any OUS Transfer Agreement, the terms of this Agreement shall prevail; provided that in the case of any inconsistency that relates solely to the timing and specific terms of the transfer of title to one or more Purchased Assets in a particular jurisdiction, the OUS Transfer Agreement in that particular jurisdiction shall prevail.
Section 5.25  IP Docket; Assignment Documents. (a) Prior to the Closing, BSC shall provide the Purchaser with a schedule that lists all of the registration, maintenance, annuity and renewal fees, and corresponding due dates, that must be paid in order to maintain the Transferred Intellectual Property during the sixty (60) day period following the Closing. Within sixty (60) days after the Closing Date, BSC shall also deliver to the Purchaser all information and documents in its possession, including all reasonably available electronically stored information and documents, for the Purchaser to maintain continuity of prosecution of all pending applications within the Transferred Intellectual Property.

(b)    Following the Closing Date and upon the written request of the Purchaser, BSC hereby agrees, at its sole expense, to use and shall cause its Sellers to use commercially reasonable efforts to promptly obtain and deliver to Purchaser any existing patent assignment or other documents demonstrating ownership by BSC or a Seller of the Transferred Intellectual Property, to the extent not already provided pursuant to Section 2.06(d).
Section 5.26  Additional Patents. (a) The Purchaser shall within ten (10) years following the Closing Date, notify BSC in writing of any patent issued, or patent application filed, prior to the Closing Date owned by or licensed to BSC or the Sellers as of the Closing Date that: (x) is neither included in the Business Intellectual Property, nor licensed to the Purchaser pursuant to the Seller IP License Agreement; and (y) the Purchaser determines may be infringed by the import, use, manufacture, offer to sell or sale of (“Covers”) a Transferred Product (which, as used in this Section 5.26, has the meaning assigned to it in the Technology Transfer Agreement), as such Transferred Product exists in, or is used or made by, the Business as conducted by BSC or the Sellers as of the Closing Date. The rights in any such patent or patent issuing from such application, as between the Parties, shall be assessed as follows:
(i) if any claim of such patent Covers a Transferred Product, or method of using or making a Transferred Product, as such Transferred Product exists in, or is used or made by, the Business as conducted by BSC or the Sellers as of the Closing Date, and does not also Cover another commercialized or development phase device, or the using or making of such a device, of BSC or any of its Affiliates existing on or before the Closing Date, then BSC and the Purchaser shall promptly execute (1) an assignment transferring ownership of or the license to such patent to the Purchaser, and (2) an amendment to the Purchaser IP License Agreement adding such patent as a Licensed Patent or Third Party Licensed Patent thereunder, as applicable, which assignment and amendment will be effective as of the Closing Date;
(ii) if any claim of such patent Covers a Transferred Product, or method of using or making a Transferred Product, as such Transferred Product exists in, or is used or made by, the Business as conducted by BSC or the Sellers of the Closing Date, and also Covers another commercialized or development phase device, or the using or making of such a device, of BSC or any of its Affiliates existing on or before the Closing Date, then such patent will be added to Schedule A or C of the Seller IP License Agreement, as applicable, and BSC and the Purchaser shall promptly execute an amendment to the Seller IP License Agreement, which amendment will be effective as of the Closing Date; and
(iii) if no claim of such patent Covers a Transferred Product, or method of using or making a Transferred Product, as such Transferred Product exists in, or is used or made by, the Business as conducted by BSC or the Sellers as of the Closing Date, then BSC or the Seller shall retain the exclusive right, title and interest in any such patent.

(b)    If a dispute arises under this Section 5.26, regarding (i) whether or not the patent or patent application identified by the Purchaser Covers a Transferred Product, as such Transferred Product exists in, or is used or made by, the Business as conducted by BSC or the Sellers as of the Closing Date; and, if so, (ii) whether or not any claim of any such patent satisfies any one of clauses (i) – (iii) of this Section 5.26, that dispute, as well as the selection of a single arbitrator to arbitrate the dispute, will be arbitrated before the American Arbitration Association in Delaware under their Resolution of Patent Disputes rules in a binding, non-appealable arbitration proceeding.
(c)    If BSC or any of the Sellers chooses or is required by an arbitrator to assign or license the rights to a patent or patent issuing from an application to the Purchaser pursuant to this Section 5.26, then (i) BSC and the Sellers shall have no liability (x) for failure of such identified patents or applications to be so included in the Business Intellectual Property or licensed pursuant to the Seller IP License Agreement, or (y) arising out of BSC’s or the Sellers’ use or encumbering of such identified patents or applications prior to receipt of such written notice from the Purchaser, (ii) such assignment or license shall only be granted to the fullest extent (if any) that BSC and the Sellers have the right to grant such assignment or (sub)license as of the date of such assessment, and (iii) any royalties or fees paid or payable to BSC or any of the Sellers by any third party following the Closing Date for a license or transfer of any other interest, to the extent such royalties or fees are directly attributable to the practice by such third party of a claim of or the transfer of, as applicable, any patent that is required to be assigned (but not licensed) to the Purchaser pursuant to this Section 5.26, shall be paid to the Purchaser as of the date of notice given to BSC by the Purchaser.
ARTICLE VI
EMPLOYEE MATTERS
Section 6.01  Offers of Employment and Automatic Transfers. (a) Except to the extent otherwise provided in the Transition Services Agreement, (i) as of each applicable Employee Transfer Date, the Purchaser shall, solely as required by applicable Transfer Law, automatically become the employer of the Corresponding Transfer Date Employees and (ii) as of each applicable Employee Transfer Date, and subject to (A) Purchaser’s satisfactory completion of reasonable drug testing and reasonable criminal background check screening and (B) OIG debar checking, sales representative credentialing and work authorization (including to Form I-9 documentation), as applicable and reasonably necessary, (C) execution of non-compete/confidentiality agreements with terms no more restrictive to the applicable employee than those currently in effect with respect to similarly situated employees of the Purchaser and (D) any other documents as required by applicable Law to effect employment (collectively, the “Purchaser’s Employment Contingencies”), the Purchaser shall offer employment to the Corresponding Transfer Date Employees whose employment is not required to be transferred automatically pursuant to Transfer Law. In the event that the Purchaser intends not to offer employment to a Corresponding Transfer Date Employee due to a purported failure by such Corresponding Transfer Date Employee to satisfy the Purchaser’s Employment Contingencies, then the Purchaser shall promptly inform BSC in writing of such intention and the specific grounds therefor, and shall consider in good faith any objection BSC may have to the

Purchaser not offering employment to such Corresponding Transfer Date Employee. Such offer or transfer of employment initially shall be, subject to applicable Law, at salary or other base compensation rate (including sales commission rates) that is no less favorable to such Employee than the rate in effect immediately prior to such applicable Employee Transfer Date. In addition, the Purchaser shall offer employment at a location that is no more than thirty-five (35) miles from the employee’s principal place of work immediately prior to the applicable Employee Transfer Date. The Purchaser shall commence and conclude all activities necessary to effectuate satisfaction of the Purchaser Employment Contingencies with respect to the Corresponding Transfer Date Employees whose employment is not required to be transferred automatically pursuant to Transfer Law at its own cost and within the sixty (60) days prior to the applicable Employee Transfer Date or, solely with respect to the Closing Transfer Employees, within the period of time commencing on the date hereof and concluding on the Closing, provided that BSC and the Sellers shall have provided access to the applicable Corresponding Transfer Date Employees, and all employment records and files relating thereto, no later than sixty (60) days prior to the applicable Employee Transfer Date and, solely with respect to the Closing Transfer Employees, shall have provided to the Purchaser immediately following the date hereof, access to the Closing Transfer Employees, and all employment records and files relating thereto. BSC and the Sellers shall use their reasonable best efforts to cause the Corresponding Transfer Date Employees to accept such offers of employment that are required to be made by the Purchaser pursuant to this Section 6.01(a). In the event that the Purchaser fails to comply with any of the requirements of this Section 6.01(a), other than to the extent such failure is attributable to the failure of BSC or its Affiliates to comply with applicable Transfer Laws or the provisions of Section 6.01(b) or the Transition Services Agreement, the Purchaser shall be responsible for and indemnify, defend and hold harmless BSC and its Affiliates against any cost, obligation or liability arising therefrom under WARN (or any comparable non-U.S. Law) and the BSC Severance Pay and Layoff Notification Plan, as Amended and Restated, effective as of August 1, 2008, or any other applicable Plan; provided that BSC and its Affiliates shall be responsible for and indemnify, defend and hold harmless the Purchaser against any cost, obligation or liability to the extent attributable to a failure of BSC or its Affiliates to comply with applicable Transfer Law or the provisions of Section 6.01(b) or the Transition Services Agreement or arising from the inability of any applicant or employee to meet the Purchaser’s Employment Contingencies to the Purchaser’s satisfaction, including any claims brought by individuals for failure to become employed or continue in employment with the Purchaser’s Employment Contingencies. As used herein, “Transferred Employee” means each Corresponding Transfer Date Employee who accepts such offer or whose employment transfers automatically under applicable Transfer Laws and who, in either case, actually commences employment with the Purchaser as of the applicable Employee Transfer Date. With respect to any employee who is on short-term disability leave, workers’ compensation leave, or other authorized leave of absence as of the date of the applicable Employee Transfer Date and who accepts such offer of employment with the Purchaser or whose employment transfers automatically, such employment with the Purchaser shall commence and such employee shall become a Transferred Employee as of the date of such employee returns to active employment, subject to applicable Law.
(b)    Cooperation. The parties hereto agree to cooperate fully with each other as may be or may become required, necessary, proper or advisable under this Agreement, the Transition Services Agreement or applicable Law, including applicable Transfer Law, to consummate and make effective the transactions contemplated hereby, or as may be agreed to by the parties hereof, including assistance in any meeting with, filing with or notification to, or obtaining any consent, authorization, order or approval of, (i) any Corresponding Transfer Date Employee, (ii) any works council, labor union, or employee representative, or (iii) any Governmental Authority. BSC and the Sellers shall cooperate with the Purchaser in the Purchaser’s recruitment of the Corresponding Transfer Date Employees, including (x) permitting the Purchaser reasonable and prompt access to the Corresponding Transfer Date Employees to communicate to such employees any information concerning employment offers and employment with the Purchaser in accordance with this Agreement, (y) providing on a timely basis any notices required of BSC or its Affiliates under applicable Transfer Law and, to the extent such notice addresses matters effective after the applicable Employee Transfer Date, consulting with Purchaser in respect thereof and (z) subject to applicable Law, providing prompt access to personnel files, organizational succession planning, talent review and development planning documents of such employees. BSC and the Sellers shall use all reasonable efforts to maintain favorable relations with the Corresponding Transfer Date Employees from the date hereof up to and including the applicable Employee Transfer Date, including taking all steps reasonably necessary to retain the services and goodwill of each such employee, and shall refrain from taking any action that could harm or damage relations with the Corresponding Transfer Date Employees or that could cause any such employee to terminate the employee’s service with BSC or any Seller prior to the applicable Corresponding Transfer Date; provided that nothing herein shall be construed as preventing BSC from enforcing its employment policies against Corresponding Transfer Date Employees in accordance with its customary practices.
          Section 6.02  Employee Benefits. (a) Except as contemplated by Section 6.03 or the Transition Services Agreement, as of the applicable Employee Transfer Date, each Transferred Employee shall cease to be covered under the Plans. Except as otherwise set forth herein or in the Transition Services Agreement, as of the applicable Employee Transfer Date, the Transferred Employees shall be covered by the employee benefit plans of the Purchaser. For a period from the date of the applicable Employee Transfer Date until eighteen (18) months following such date, the Purchaser shall provide the Transferred Employees (i) who are employed in the United States by the Purchaser with a level of employee benefits substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Seller, and (ii) who are employed by the Purchaser outside the United States with a level of employee benefits substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of Purchaser, provided that, in the case of either (i) or (ii) for the avoidance of doubt, “employee benefits,” as used herein, shall not include any bonus or incentive compensation benefits.
(b)    (i) Provided that BSC’s incentive and bonus plans applicable to the Transferred Employees who will be employed by the Purchaser are listed in Section 6.02(b)(i) of the Disclosure Schedule (the “Incentive Plans”), the Purchaser shall honor the percentage of target amount for each Transferred Employee, under the terms of the Incentive Plans (A) with respect to Closing Transfer Employees, through December 31, 2011, (B) with respect to the Cork Transfer Employees, the Fremont Transfer Employees, the West Valley Transfer Employees, the Deferred Closing Transfer Employees and the Delayed Transfer Employees, if the applicable Employee Transfer Date has occurred on or prior to September 30 of a given calendar year, through the end of such calendar year, and (C) with respect to the Cork Transfer Employees, the Fremont Transfer Employees, the West Valley Transfer Employees, the Deferred Closing

Transfer Employees and the Delayed Transfer Employees, if the applicable Employee Transfer Date has occurred on or following October 1 of a given calendar year, through the end of the calendar year following the calendar year in which the applicable Employee Transfer Date occurred (in the case of each of (A), (B) and (C) hereof, the “Incentive Compensation Continuation Period”). The Purchaser shall be responsible for payments that are earned by the applicable Transferred Employees pursuant to the terms of the Incentive Plans during the Incentive Compensation Continuation Period, even if any such payment is required to be made during the year following such Incentive Compensation Continuation Period. Following such Incentive Compensation Continuation Period, the applicable Transferred Employees shall be covered under a bonus or incentive plan of the Purchaser that is provided to similarly situated employees of the Purchaser to the extent applicable.
(ii) An amount equal to at least one hundred percent (100%) of the aggregate target incentive pool for the Business as set forth in the The BSC 2010 Performance Incentive Plan (the “PIP”) for the 2010 fiscal year attributable to each Closing Transfer Employee on Section 6.02(b)(ii) of the Disclosure Schedule (the “2010 Bonus Pool”) shall be paid to the Closing Transfer Employees identified on Section 6.02(b)(ii) of the Disclosure Schedule. BSC shall pay a percentage portion of the 2010 Bonus Pool equal to the greater of (i) fifty percent (50%) and (ii) a percentage equal to the percentage of the 2010 Bonus Pool that would be earned by the Closing Transfer Employees based on actual performance as determined in good faith following the end of the PIP performance year by BSC in its sole discretion, and, to the extent not paid by BSC, on or before March 15, 2011, the Purchaser shall pay (or shall cause one of its Affiliates to pay) the remainder, provided that, in no event shall Purchaser be responsible for paying in excess of fifty percent (50%) of the target bonus amount designated for each Closing Transfer Employee on Section 6.02(b)(ii) of the Disclosure Schedule. No later than March 2, 2011, BSC shall provide Purchaser with a list of each Closing Transfer Employee on Section 6.02(b)(ii) of the Disclosure Schedule and the corresponding amount of bonus that has been paid by BSC to such Closing Transfer Employee and the amount of bonus to be paid by Purchaser. For the avoidance of doubt, this Section 6.02(b)(ii) shall apply only to those Closing Transfer Employees identified on Section 6.02(b)(ii) of the Disclosure Schedule and no other Transferred Employees and shall apply in respect of 2010 only, and except as otherwise provided in this Section 6.02(b) or the Transition Services Agreement, neither Purchaser nor its Affiliates shall have any obligation in respect of wage payments to Transferred Employees in respect of the period preceding the Closing.
(iii) With respect to payments due under any sales retention bonus program of BSC or its Affiliates that is identified on Section 6.02(b)(iii) of the Disclosure Schedule, the Purchaser shall make payments to Transferred Employees, as and when they otherwise become due under such program following the Closing Date, equal to the amount otherwise due under such program (exclusive of amounts attributable to fringe or similar benefits) multiplied by a fraction, the numerator of which is the number of days in the applicable retention period following the Closing Date and the denominator of which is the number of days in the retention period; provided that in no event shall the aggregate bonus amount on which Purchaser’s payment obligation under this Section 6.02(b)(iii) is determined (before application of the proration fraction described in the preceding provisions of this Section 6.02(b)(iii)) exceed $2,150,000.
(c)    For a period from the date of the applicable Employee Transfer Date until twelve (12) months following such date (the “Severance Plan Continuation Period”), the Purchaser shall honor the terms of the severance plans applicable to the Transferred Employees who are employed by the Purchaser, provided that such plans are listed in Section 6.02(c) of the Disclosure Schedule, and following such Severance Plan Continuation Period, the applicable Transferred Employees shall be covered under a severance plan of the Purchaser that is provided to similarly situated employees of the Purchaser, to the extent applicable.
(d)    Each Transferred Employee shall (without prejudice to any rights under relevant Transfer Laws or other applicable Laws relating to deemed continuity of service) receive credit for services with BSC and its Affiliates and predecessors under the Purchaser’s employee benefit plans to the extent of participation therein for purposes of eligibility, vesting and benefit accrual solely to the extent such credit was provided to such Transferred Employee under the applicable Plan as of immediately prior to the applicable Employee Transfer Date and provided that in no event shall such service be credited to the extent it would result in the duplication of benefits or the funding thereof, or cause a Transferred Employee to receive any benefit whatsoever other than additional eligibility, vesting or benefit accrual service credits under Purchaser’s employee benefit plans (to the extent of participation therein), to the extent applicable.
          Section 6.03  Existing Agreements. From and after the applicable Employee Transfer Date, the Purchaser hereby assumes and shall honor the agreements listed in Section 6.03 of the Disclosure Schedule, subject to any amendment or modification agreed to between the Purchaser and the applicable employee who is a party to such agreement.
          Section 6.04  WARN. The Purchaser shall be responsible for any obligation with respect to the Transferred Employees under the Worker Adjustment Retraining and Notification Act of 1988 and any applicable state or local equivalent arising or accruing after the applicable Employee Transfer Date (collectively, “WARN”) and any comparable non-U.S. Law. Except as otherwise provided in Section 6.01(a), BSC shall be responsible for any such obligation arising or accruing before the applicable Employee Transfer Date. On or before the Closing Date, BSC and the Sellers shall provide a list of the name and site of employment of any and all employees of Seller who have experienced, or will experience, an employment loss or layoff – as defined by WARN or any comparable non-U.S. law requiring notice to employees in the event of a closing or layoff – within ninety (90) days prior to the Closing Date. BSC shall update this list up to and including the Closing Date. The parties hereto agree to cooperate in good faith to determine whether any notification may be required under WARN as a result of the transaction contemplated by this Agreement.
          Section 6.05  COBRA. BSC shall be responsible for the administration of and shall retain any and all obligations and liabilities for continuation coverage under the

Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Transferred Employees and their dependents and beneficiaries for “qualifying events” occurring on or prior to the date on which the Transferred Employee becomes a Transferred Employee (for purposes of clarity, to the extent such Transferred Employees are covered under an employee benefit plan providing for such COBRA continuation benefits), and the Purchaser shall be responsible for all obligations and liabilities for COBRA continuation coverage for Transferred Employees and their dependents and beneficiaries with respect to “qualifying events” occurring after the date on which the Transferred Employee becomes a Transferred Employee (for purposes of clarity, to the extent such Transferred Employees are covered under an employee benefit plan providing for COBRA continuation benefits).
          Section 6.06  401(k) Plans. (a) Effective as of the applicable Employee Transfer Date, no Transferred Employee shall actively participate in BSC’s 401(k) Retirement Savings Plan (“BSC’s 401(k) Plan”). On the date of the applicable Employee Transfer Date, Transferred Employees who participate in BSC’s 401(k) Plan shall immediately be 100% vested in their individual account balances under BSC’s 401(k) Plan.
(b)    As soon as administratively practicable following the date of the applicable Employee Transfer Date, BSC shall advise such Transferred Employees who participated in BSC’s 401(k) Plan of their right to elect to receive a distribution of, or to directly rollover, their individual account balances in BSC’s 401(k) Plan. To the extent permitted by Law and provided that the Purchaser is reasonably satisfied that BSC’s 401(k) Plan is qualified within the meaning of Section 401(a) of the Code, as soon as practicable following the date of the applicable Employee Transfer Date, such account balances may be transferred by Transferred Employees to a defined contribution retirement plan maintained by the Purchaser (the “Purchaser’s 401(k) Plan”) in a direct rollover or rollover contribution. Service of each Transferred Employee prior to the applicable Employee Transfer Date which was recognized under BSC’s 401(k) Plan shall be credited to such Transferred Employee for purposes of eligibility and vesting under the Purchaser’s 401(k) Plan. Prior to the applicable Employee Transfer Date, the Purchaser shall amend the Purchaser’s 401(k) Plan to the extent necessary to accept direct rollovers from BSC’s 401(k) Plan and to permit Transferred Employees to make rollover contributions to the Purchaser’s 401(k) Plan.
          Section 6.07  Accrued Vacation. Except as otherwise required by applicable Law, BSC shall pay to each Transferred Employee, as soon as administratively practicable, but no later than two (2) pay periods following the applicable Employee Transfer Date, a cash payment reflecting the value of such employee’s unused accrued vacation and any other paid time off calculated at the employee’s base hourly or salary rate in effect just prior to the applicable Employee Transfer Date.
          Section 6.08  No Guarantee of Continued Employment; No Third-Party Rights. Notwithstanding anything contained in this Article VI or otherwise in this Agreement, nothing in this Agreement shall confer upon any Transferred Employee the right to continue in employment with the Purchaser following the applicable Employee Transfer Date, or is intended to interfere with the Purchaser’s right or ability (i) to terminate the employment of any Transferred Employee for any reason or no reason following the applicable Employee Transfer Date or (ii) subject to Section 6.02, to amend, modify or terminate any benefit plan, program, agreement or arrangement in the sole discretion of the Purchaser. The parties hereto acknowledge and agree that all provisions contained in this Article VI are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any employee benefit plan, policy or arrangement maintained by Sellers or BSC or any beneficiary thereof.
          Section 6.09  Compliance with Law. BSC, Sellers and the Purchaser agree to comply with all applicable Laws pertaining to the subject matter of this Article VI. Without limiting the generality of the foregoing, the parties herein expressly acknowledge and agree that (i) any action ostensibly required or permitted under this Article VI shall only be required or permitted to the extent consistent with applicable Law; (ii) applicable Law may also require a party herein to take actions in addition to those it is otherwise contractually obligated to take hereunder; and (iii) any failure of a party hereto to abide by applicable Law pertaining to the subject matter of this Article VI shall be deemed a breach of this Agreement.
ARTICLE VII
CONDITIONS TO CLOSING
Section 7.01  Conditions to Obligations of BSC. The obligations of BSC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement (disregarding all qualifications set forth therein relating to “materiality”) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing (except that those representations and warranties that are made as of another specified date need only be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate, the transactions contemplated by this Agreement, the Purchaser IP License Agreement and the Ancillary Agreements specified in the definition of “Material Adverse Effect” (other than with respect to the representations and warranties contained in Sections 4.01, 4.02(a) and (b), 4.03 and 4.04, which shall be true and correct in all material respects); (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects; and (iii) BSC shall have received a certificate of the Purchaser signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;
(b)    Governmental Approvals. (i) Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated; and (ii) any consents, authorizations, orders, approvals, declarations and filings required prior to the Closing under any applicable Antitrust Laws and identified in Section 7.01(b) of the Disclosure Schedule will have been made or obtained; and

(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions.
Section 7.02  Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of BSC contained in this Agreement (disregarding all qualifications set forth therein relating to “materiality” or “Material Adverse Effect”) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing (except that those representations and warranties that are made as of another specified date need only be so true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect (other than with respect to the representations and warranties contained in Sections 3.01, 3.02(a) and (b) and 3.03, which shall be true and correct in all material respects); (ii) the covenants and agreements contained in this Agreement to be complied with by BSC at or before the Closing shall have been complied with in all material respects; and (iii) the Purchaser shall have received a certificate of BSC signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above;
(b)    Governmental Approvals. (i) Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated, and (ii) any consents, authorizations, orders, approvals, declarations and filings required prior to the Closing under any applicable Antitrust Laws and identified in Section 7.02(b) of the Disclosure Schedule will have been made or obtained;
(c)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Ancillary Agreements illegal or otherwise restraining or prohibiting the consummation of such transactions;
(d)    No Proceeding or Litigation. No proceeding or litigation initiated by any Governmental Authority against BSC or any of the Sellers or the Purchaser or their respective Affiliates seeking to prohibit the transactions contemplated by this Agreement and the Ancillary Agreements shall be actually pending;
(e)    Consents and Approvals. Purchaser shall have obtained, each in form and substance reasonably satisfactory to the Purchaser, the consents and approvals set forth on Schedule 7.02(e);

(f)    No Material Adverse Effect. No Material Adverse Effect will have occurred; and
(g)    Audited Special Purpose Financial Statements. The Purchaser shall have received from BSC at least five (5) Business Days prior to the Closing Date, the Audited Special Purpose Financial Statements, which shall be, in all material respects, consistent with the Unaudited Special Purpose Financial Statements provided to the Purchaser by BSC prior to the date hereof.
ARTICLE VIII
INDEMNIFICATION
Section 8.01  Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of two (2) years after the Closing Date; provided that: (a) the representations and warranties contained in Section 3.01, Sections 3.02(a) and (b), Section 3.03, Section 3.10(b), Section 3.12(a), Section 3.22, Section 4.01, Sections 4.02(a) and (b), Section 4.03, Section 4.06 and Section 4.07 shall survive the Closing indefinitely (the foregoing, other than Section 3.10(b), the “Specified Representations and Warranties”) and (b) in respect of (i) each Transferred Site, (ii) the Purchased Assets at such site, and (iii) the Products manufactured at such site, the representations and warranties contained in Section 3.10(a) and Section 3.12(b) shall survive the Closing for a period of four (4) years after the applicable Facility Transfer Date. Claims relating to the covenants contained in Section 5.01 shall survive the Closing for a period of two (2) years after the Closing Date, and all covenants and agreements contained herein that contemplate performance following the Closing shall survive the Closing indefinitely unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive the Closing for such specified term. Any claim made by the party seeking to be indemnified within the time periods set forth in this Section 8.01 shall survive until such claim is finally and fully resolved.
Section 8.02  Indemnification by BSC. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by BSC for and against all losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) suffered or incurred by them (hereinafter, a “Loss”), directly or indirectly, arising out of or resulting from: (a) the breach of any representation or warranty made by BSC contained in this Agreement (it being understood that for purposes of this Section 8.02(a) all “materiality” and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded); (b) the breach of any covenant or agreement by BSC contained in this Agreement; or (c) the Excluded Liabilities. The Purchaser acknowledges and agrees that BSC shall not have any liability under any provision of this Agreement (other than Section 8.02(a)) for any Loss to the extent it relates solely to actions taken by the Purchaser and its Affiliates after the Closing Date.
Section 8.03  Indemnification by the Purchaser. BSC and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller

Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, directly or indirectly, arising out of or resulting from: (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement (it being understood that for purposes of this Section 8.03(a) all “materiality” qualifications and exceptions contained in such representations and warranties shall be disregarded); (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement; (c) the Assumed Liabilities or, with respect to a Deferred Closing Country, the Deferred Liabilities for such Deferred Closing Country from and after the applicable Deferred Closing Date; or (d) any claims by or in respect of Transferred Employees to the extent arising or otherwise attributable to the period after the applicable Employee Transfer Date, except in the case of clauses (c) and (d) for Losses, directly or indirectly, arising out of or resulting from (i) the breach of any representation or warranty made by BSC contained in this Agreement (it being understood that for purposes of this Section 8.03 all “materiality” and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), (ii) the breach of any covenant or agreement by BSC contained in this Agreement; (iii) the Excluded Liabilities or (iv) items for which BSC or its Affiliates have agreed to indemnify any of the Purchaser Indemnified Parties under the Ancillary Agreements.
Section 8.04  Limits on Indemnification. (a) No claim may be asserted nor may any Action be commenced against either party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 8.01.
(b)    Notwithstanding anything to the contrary contained in this Agreement: (i) no Indemnifying Party shall be liable for any claim for indemnification pursuant to Section 8.02(a) or 8.03(a), as applicable, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds, in the case where the Purchaser is the Indemnifying Party, an amount equal to 1.5% of the Purchase Price and, in the case where BSC is the Indemnifying Party, an amount equal to 1.5% of the Purchase Price less the amount of Excess Costs paid by the Purchaser pursuant to Section 5.05, after which the Indemnifying Party shall be liable only for those Losses in excess of such amount (except in the case of any Losses for any breach of any representation or warranty contained in Section 3.02(c), Section 3.10(a), Section 3.10(b) or Section 3.12(b), in which case the Indemnifying Party shall be liable for all such Losses); (ii) no Losses may be claimed under Section 8.02(a) or 8.03(a) or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $150,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.02(a) or 8.03(a), as applicable, shall be an amount equal to 10% of the Purchase Price; and (iv) except (A) in the case of Third Party Claims in which an Indemnified Party pays an amount to a third party in respect of a Claim by a third party and (B) any breach of Section 5.06 (Retained Names and Marks), Section 5.10 (Non-Solicitation) or 5.11 (Non-Competition), neither party hereto shall have any liability under this Article VIII for any punitive, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity; provided that the foregoing limitations in clauses (i), (ii) and (iii) above shall not apply to any breach of Section 3.15 or the Specified Representations and Warranties; provided further that clause (iii) above shall not apply to any breach of any representation or warranty contained in Section 3.10(a), Section 3.10(b) and Section 3.12(b). In addition, no action taken by BSC or any Seller in compliance with Section 5.01(b) shall be deemed to be a breach of any representation or warranty or other covenant or agreement of BSC or any Seller under this Agreement for any purpose hereunder.
(c)    For all purposes of this Article VIII, “Losses” shall be net of any insurance recoveries actually paid to the Indemnified Party or its Affiliates under any insurance policy in connection with the facts giving rise to the right of indemnification; provided, the amount of such recovery shall be reduced by any costs and expenses incurred in obtaining such recovery and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery.
Section 8.05  Notice of Loss; Third Party Claims; Mixed Actions. (a) An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure.
(b)    If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment made by any Person who is not a party to this Agreement or its Affiliates against it which may give rise to a claim for Losses under this Article VIII (each, together with any matter set forth in Section 2.02(b)(vii), a “Third Party Claim”), within 60 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. The Indemnifying Party shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 45 days of the receipt of such notice from the Indemnified Party. If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may, upon giving prior written notice to the Indemnifying Party, participate in such defense at its own expense. Notwithstanding the foregoing, (i) if the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, then to the extent the Third Party Claim relates to the foregoing, the Indemnified Party shall be entitled to conduct and control the defense of such criminal proceeding, action, indictment, allegation or investigation with counsel of its choosing, and the reasonable attorneys’ fees and expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party, or (ii) if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to participate in the defense of such action or claim with counsel of its choosing and the reasonable attorneys’ fees and expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not settle such Third Party Claim unless the Indemnifying Party consents in writing (such consent not to be unreasonably withheld or delayed). If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which may be withheld in the Indemnified Party’s sole discretion), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (x) involves a finding or admission of wrongdoing by the Indemnified Party or any of its Affiliates, (y) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party and its Affiliates from all liability in respect of such Third Party Claim or (z) imposes equitable remedies or any obligation on the Indemnified Party or any of its Affiliates other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder. If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. If the Indemnified Party assumes the defense of any Third Party Claim, the Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).
(c)    Notwithstanding anything to the contrary contained herein, if a Third Party Claim constitutes a Mixed Action, the parties shall jointly discuss in good faith a strategy for the conduct and control of a Mixed Action, including the selection of counsel (the “Defense Strategy”); provided that if the parties cannot agree in writing on the Defense Strategy for such Mixed Action within twenty (20) Business Days after delivery of the notice referred to above in respect of such Mixed Action, each party shall be entitled, subject to clause (i) of Section 8.05(b), to assume and control the defense of the portion of such Mixed Action for which it is responsible or otherwise may be obligated to indemnify the other party (the “Assumed Portion”); provided further that each such assuming party shall not, without the prior written consent of the other party (which may be withheld in the other party’s sole discretion), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Assumed Portion if such settlement, compromise or judgment (x) involves a finding or admission of wrongdoing by either party or any of its Affiliates, (y) does not include an unconditional written release by the claimant or plaintiff of the other party and its Affiliates from all liability in respect of such Assumed Portion, or (z) imposes equitable remedies or any obligation on the other party or any of its Affiliates in respect of such Assumed Portion other than solely the payment of money damages for which the assuming party is responsible or the other party will be indemnified hereunder. Each party to a Mixed Action may participate in the defense of the other party’s Assumed Portion of such Mixed Action (including by having its representatives and counsel appear at all hearings, depositions and settlement negotiations related thereto), regardless of whether the Mixed Action is subsequently bifurcated or otherwise separately tried in part or whole, and will bear the costs and expenses incurred by it in connection with such participation, unless otherwise agreed in accordance with the Defense Strategy. Each party shall also cooperate with the other party in the defense of the other party’s Assumed Portion and make available to the other party, at the other party’s expense, all witnesses, pertinent records, materials and information in such party’s possession or under its control relating thereto as is reasonably required by the other party. For purposes of this Agreement, a “Mixed Action” means any Third Party Claim that a party believes is reasonably likely to include both (1) claims in respect of which it will be the Indemnified Party under this Article VIII and (2) claims (A) as to which no right of indemnification exists for such party under this Article VIII, or (B) as to which it is the Indemnifying Party under this Article VIII.
Section 8.06  Tax Treatment. To the extent permitted by Law, the parties hereto agree to treat all payments made under this Article VIII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the Purchase Price for all Tax purposes.
Section 8.07  Remedies. The Purchaser and BSC acknowledge and agree that, (a) following the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedies of the Purchaser and BSC for any claims under this Agreement, provided that nothing in this Section 8.07 shall restrict or prohibit any party bringing any action for fraud, intentional misrepresentation, intentional and material breach or from seeking specific performance of any obligation hereunder, and (b) anything herein to the contrary notwithstanding, except in the case of actual fraud, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or BSC, after the Closing Date, to rescind this Agreement or any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. Each party hereto shall, and shall cause its Affiliates to, take all reasonable steps to mitigate its Losses upon and after becoming aware of any event that could reasonably be expected to give rise to any Losses.
Section 8.08  Set-Off Rights.
(a)    Other than as expressly provided in this Section 8.08, neither party hereto shall have any right to set-off any amounts determined to be owed under this Agreement (including by an Indemnifying Party to any Indemnified Party pursuant to this Article VIII) against any amount payable by such party or any of its Affiliates pursuant to this Agreement, any of the Ancillary Agreements or otherwise.
(b)    The Purchaser shall be entitled to withhold and set-off against the Milestone Payments the amount of any Third Party Claim against a Purchaser Indemnified Party that has been made in writing and in respect of which the Purchaser has sought indemnification from BSC in accordance with Sections 8.04(a) and 8.05(b) or the amount of any payment due by BSC under Section 14.06 of the Separation Agreement (a “Set-Off Claim”) subject to the terms of this Section 8.08.
(c)    No set-off may be made unless the Purchaser has provided a written notice of request (a “Request Notice”) in respect of a Set-Off Claim at least forty-five (45) days prior to the date the Purchaser is required to make a Milestone Payment pursuant to Section 2.04 (a “Milestone Payment Date”), unless the Purchaser first receives notice of a Third Party Claim within such forty-five (45) day period, in which case the Purchaser shall give a Request Notice in respect of such Set-Off Claim as promptly as practicable (but in no event later than five (5) Business Days) following receipt of such notice. The Request Notice shall include (i) a description of the Purchaser’s good faith basis for determining that such Set-Off Claim gives rise to a right of indemnification under Section 8.02, and (ii) the Purchaser’s good faith estimate of the amount of Loss reasonably likely to be incurred by a Purchaser Indemnified Party in respect of such Set-Off Claim (the “Requested Set-Off Payment”).
(d)    If BSC does not deliver written notice to the Purchaser disputing a Set-Off Claim or the amount of a Requested Set-Off Payment, which notice shall describe the basis for BSC’s dispute of such Set-Off Claim (a “Set-Off Dispute Notice”), by 5:00 p.m. New York time on the tenth (10th) Business Day after BSC’s receipt of the Request Notice, then, as of the Business Day following the end of such 10 Business Day period, the Purchaser shall be entitled to withhold and set-off such Requested Set-Off Payment against the next Milestone Payment in accordance with Section 8.08(h).
(e)    If BSC delivers a Set-Off Dispute Notice in accordance with Section 8.08(d), BSC and the Purchaser will attempt in good faith to resolve their dispute in respect of the Set-Off Claim. If they fail to resolve their dispute for any reason within ten (10) Business Days after BSC’s delivery of the Set-Off Dispute Notice to the Purchaser, the dispute shall be arbitrated in Wilmington, Delaware by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and the expedited procedures thereof (other than, to the extent possible, rule E-10-Compensation). BSC or the Purchaser shall submit the dispute to arbitration as promptly as practicable (but in no event later than ten (10) Business Days) after the ten Business Day period referred to above, and shall instruct the arbitrator to determine only whether the Purchaser is entitled to set-off all or any portion of the amount of the Requested Set-Off Payment in accordance with this Section 8.08. The decision of the arbitrator shall be rendered as promptly as practicable (if possible no later than thirty (30) days) after the appointment of the arbitrator, or as soon thereafter as practicable. The decision and award of the arbitrator shall be deemed final and conclusive for purposes of whether the Purchaser shall be entitled to set-off the amount of the Requested Set-Off Payment under this Section 8.08, but not in respect of any other matter relating to such Set-Off Claim, including whether any Purchaser Indemnified Party is ultimately determined to be entitled to be indemnified in respect of such Set-Off Claim under Section 8.02. The decision and award of the arbitrator shall be final and binding on the parties for the purpose set forth above, and may be entered and enforced in any court having jurisdiction.
(f)    If the arbitrator rules that the Set-Off Claim is not a claim that entitles the Purchaser to withhold and set-off all or any portion of the Requested Set-Off Payment against the next Milestone Payment (the “Disallowed Requested Set-Off Payment”), the Purchaser shall have no right to withhold or set-off the Disallowed Requested Set-Off Payment in respect of such Set-Off Claim and, if the Requested Set-Off Payment in respect of such Set-Off Claim has previously been deposited in the Escrow Account, BSC shall be entitled to instruct the Escrow Agent to release an amount equal to the Disallowed Requested Set-Off Payment (plus any interest earned on such Disallowed Requested Set-Off Payment at a rate of interest from time to time publicly announced by Bank of America, N.A. as its prime or base rate plus 2%) to BSC from the Escrow Account in accordance with the terms of the Escrow Agreement.
(g)    If the arbitrator rules that the Purchaser is entitled to set-off all or any portion of the Requested Set-Off Payment in respect of such Set-Off Claim (the “Allowed Requested Set-Off Payment”), the Purchaser shall have the right to withhold and set-off against the Milestone Payments the Allowed Requested Set-Off Payment in respect of such Set-Off Claim, and the amount of the Allowed Requested Set-Off Payment may be deposited, or if the Requested Set-Off Payment has previously been deposited, retained, in the Escrow Account in accordance with the terms of the Escrow Agreement.
(h)    If BSC has not delivered a Set-Off Dispute Notice in accordance with Section 8.08(d), or if the amount of the Requested Set-Off Payment has not been determined in accordance with this Section 8.08 prior to the date of the next Milestone Payment Date, the Purchaser shall deposit an amount equal to the Requested Set-Off Payment into an escrow account (the “Escrow Account”) on the Milestone Payment Date in accordance with the terms of the Escrow Agreement. Otherwise, the amount of the Allowed Requested Set-Off Payment shall be deposited by the Purchaser in the Escrow Account on such date. The Requested Set-Off Payment or the Allowed Requested Set-Off Payment (as applicable) shall be released from the Escrow Account in accordance with the terms of the Escrow Agreement.
Section 8.09  Information; Waiver. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
Section 9.01  Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by either BSC or the Purchaser if the Closing shall not have occurred on or before the six (6) month anniversary of the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)    by either the Purchaser or BSC in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
(c)    by the Purchaser if BSC shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article VII and which cannot be or has not been cured within thirty (30) days following written notice thereof by the Purchaser;
(d)    by BSC if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would give rise to the failure of a condition set forth in Article VII and which cannot be or has not been cured within thirty (30) days following written notice thereof by BSC; or
(e)    by the mutual written consent of BSC and the Purchaser.
Section 9.02  Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.03 and Article X and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.
ARTICLE X
GENERAL PROVISIONS
Section 10.01  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.02  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
(a)    if to BSC:
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
Facsimile: (508) 650-8960
Attention: General Counsel

with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Facsimile: (212) 848-7179
Attention: Clare O’Brien
(b)    if to the Purchaser:
Stryker Corporation
2825 Airview Blvd.
Kalamazoo, Michigan 49002 USA
Facsimile: (269) 385-2066
Attention: General Counsel
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Facsimile: (312) 407-8518
Attention: Charles W. Mulaney, Jr.
Richard C. Witzel, Jr.
Section 10.03  Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
Section 10.04  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.05  Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between BSC and the Purchaser with respect to the subject matter hereof and thereof.
Section 10.06  Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of BSC and the Purchaser (which consent may be granted or withheld in the sole discretion of BSC or the Purchaser), as the case may be; provided that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser (a “Purchaser Affiliate”) upon notice to BSC but without the consent of BSC, so long as any such assignment (a) shall not release the Purchaser from any obligation or liability hereunder and (b) is not likely to delay the Closing, provided that BSC acknowledges and agrees that the Purchaser may, subject to its compliance with clause (a) above, assign certain of its rights and obligations hereunder to the Purchaser Affiliates specified in Schedule 10.06.
Section 10.07  Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, BSC and the Purchaser or (b) by a waiver in accordance with Section 10.08.
Section 10.08  Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 10.09  No Third Party Beneficiaries. Except for the provisions of Article VIII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
Section 10.10  Currency and Exchange Rates. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars. In the event that there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal three (3) Business Days before the date on which the obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law).
Section 10.11  Specific Performance. The parties hereto acknowledge and agree that the parties hereto could be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to seek temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.
Section 10.12  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware. Except as provided in Sections 2.03(b), 5.26 and 8.08(e), all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any such courts for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert as a defense, counterclaim or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a final judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party agrees that notice or the service of process in any Action arising out of or relating to this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 10.02, provided that nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
Section 10.13  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER

PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.
Section 10.14  Counterparts. This Agreement may be executed and delivered (including by facsimile or pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, each of BSC and the Purchaser has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ J. Raymond Elliott

Name:	J. Raymond Elliott
Title:	President and Chief Executive Officer

STRYKER CORPORATION

By:	/s/ Stephen P. MacMillan

Name:	Stephen P. MacMillan
Title:	Chairman, President and Chief
Executive Officer